UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SQUARE, INC.

(Name of Registrant as Specified In Its Charter)

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Proxy

Statement

Notice of 2019 Annual

Meeting of Stockholders

June 18, 2019

SQUARE, INC.

1455 MARKET STREET, SUITE 600

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on Tuesday, June 18, 2019

Dear Stockholders of Square, Inc.:

We cordially invite you to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Square, Inc., a Delaware corporation, which will be held virtually on Tuesday, June 18, 2019, at 1:00 p.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2019, where you will be able to listen to the meeting live, submit questions and vote your shares online during the meeting, just as you could at an in-person meeting.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect four Class I directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve, on an advisory basis, the compensation of our named executive officers; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 23, 2019 as the record date for the Annual Meeting. Only stockholders of record on April 23, 2019 are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our headquarters located at 1455 Market Street, Suite 600, San Francisco, California 94103. The stockholder list will also be available online during the Annual Meeting. Further information regarding voting rights, the matters to be voted upon and instructions to attend the Annual Meeting is presented in the accompanying proxy statement.

The accompanying proxy statement and our annual report can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number located on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on attending the Annual Meeting or voting your shares, please refer to the section titled “Questions and Answers About Our Proxy Materials and Annual Meeting” in this proxy statement. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We appreciate your continued support of Square.

By order of the Board of Directors,

Jack Dorsey

President, Chief Executive Officer and

Chairman of the Board

San Francisco, California

April 26, 2019

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Information about our 2019 Annual Meeting of Stockholders

Date and Time: Tuesday, June 18, 2019, at 1:00 p.m. Pacific Time.

Location: The Annual Meeting will be a completely virtual meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2019, where you will be able to listen to the meeting live, submit questions and vote your shares online during the meeting.

Record Date: April 23, 2019

Voting Matters

	Proposals	Board Recommendation	Page Number for Additional Information
1	The election of Jack Dorsey, David Viniar, Paul Deighton and Anna Patterson as Class I directors.	FOR	19
2	The approval, on an advisory basis, of the compensation of our named executive officers.	FOR	20

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. As of the date of this proxy statement, we have not received notice of any such business.

Information About Our Independent Registered Public Accounting Firm

Our audit and risk committee routinely reviews the performance and retention of our independent auditor and has recently submitted a request for proposal to several firms for the current fiscal year, including our current independent registered public accounting firm, KPMG LLP. In light of this ongoing process, we are not submitting a proposal for the ratification of the appointment of our independent registered public accounting firm as our independent registered public accounting firm at the Annual Meeting. However, we expect to resume this practice in 2020. For additional information, see “Ratification of Appointment of Independent Registered Public Accounting Firm.”

SQUARE 2019 Proxy Statement	i

Corporate Governance Highlights

We are committed to having sound corporate governance principles that we believe promote long-term value and serve the best interest of all our stockholders, sellers, customers and other stakeholders. Some highlights of our corporate governance practices are listed below:

•	Proactive approach to board pipeline management
•	10 out of 11 directors are independent
•	3 out of 11 directors are women
•	4 out of 5 executive officers are women
•	Separate lead independent director and Chairman
•	Regular executive sessions of independent directors
•	Strong risk oversight by full board and committees
•	Annual board of director and committee evaluations
•	Significant stock ownership requirements for directors and executive officers
•	Insider Trading policy prohibits hedging and pledging transactions
•	All board committees are 100% independent
•	Each director attended at least 75% of board and committee meetings

Our 2019 Director Nominees

Our Class I director nominees demonstrate a mix of experiences and perspectives.

Name	Director Since	Experience	Indepen- dence	Board and Committee Positions	Other Current Public Company Boards
Jack Dorsey	2009	Co-Founder, President and CEO of Square Co-Founder, President and CEO of Twitter	—	Chairperson	Twitter
David Viniar	2013	Former CFO of The Goldman Sachs Group	✓	Lead Independent Director Audit and Risk Committee (Chair) Nominating and Corporate Governance Committee	The Goldman Sachs Group
Paul Deighton	2016	Former U.K. Commercial Secretary to the Treasury	✓	Compensation Committee Capital Compliance and Governance Committee (Chair)	None
Anna Patterson	2017	Founder and Managing Partner, Gradient Ventures	✓	Audit and Risk Committee Capital Compliance and Governance Committee	None

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Executive Compensation Philosophy and Highlights

Our Compensation Philosophy

Square stands for economic empowerment, and everything we do is intended to give our sellers accessible, affordable tools designed to help them start, run and grow their businesses to fully participate in the economy. Today, our Cash App product has begun to build a similar ecosystem of services for individuals. Our customers inspire us in how they innovate, take risks and take ownership. We want our employees, like our customers, to act like owners. Our compensation approach reflects this philosophy.

To this end, our compensation programs are designed to attract, retain and grow the best teams while reflecting the core tenets of our culture:

•

Fairness: By designing and delivering compensation programs that are generally equitable across similarly situated employees, our employees are motivated to work collaboratively to achieve our long-term business objectives and serve our sellers.

•

Simplicity: By providing compensation programs that are simple and do not distract from their day-to-day responsibilities, our employees are able to focus on growing our business and are rewarded when Square is successful.

•

Performance-driven: By creating compensation programs that reward individual performance and achievement of corporate objectives, our employees are incentivized to perform their best work and receive financial awards for their impact on Square and our business.

Executive Compensation Highlights

•	CEO Compensation. At his request, our chief executive officer receives no cash or equity compensation except for an annual salary of $2.75.
•	Annual Say-on-Pay Vote. We conduct an annual non-binding advisory vote on the compensation of our named executive officers. At our 2018 annual meeting of stockholders, more than 98% of the votes cast on the say-on-pay proposal were voted in favor of the named executive officers’ compensation.
•	Clawback Policy. Our executives are subject to a clawback policy, which permits our board to require forfeiture or reimbursement of incentive compensation if an executive engages in certain misconduct.
•	Independent Compensation Consultant. Our compensation
committee engages its own independent compensation consultant to advise on executive and non-employee director compensation matters.
•	Alignment with Company Success. A substantial percentage of our executive’s compensation aligns with the long-term success of the company through grants of stock options and restricted stock-based awards.
•	Risk Oversight. Risk and exposures mitigated by strong oversight by our compensation committee.
•	Stock Ownership Guidelines. Our stock ownership guidelines require significant stock ownership levels and are designed to align the long-term interests of our executives and non-employee directors with those of our stockholders.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Square, Inc., a Delaware corporation (referred to herein as the “Company”, “Square”, “we”, “us” or “our”), is committed to having sound corporate governance principles. Our business affairs are managed under the direction of our board of directors, which is currently composed of 11 members. All of our directors, other than Mr. Dorsey, are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2019 and certain other information for each of the members of our board of directors with terms expiring at our 2019 annual meeting of stockholders (and any postponements, adjournments or continuations thereof (the “Annual Meeting”)), who are also nominees for election as a director at the Annual Meeting, and for each of the continuing members of our board of directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Directors with Terms Expiring at the Annual Meeting/Nominees
Jack Dorsey	I	42	President, Chief Executive Officer and Chairman	2009	2019	2022
David Viniar(1)(2)	I	63	Lead Independent Director	2013	2019	2022
Paul Deighton(3)(4)	I	63	Director	2016	2019	2022
Anna Patterson(2)(4)	I	53	Director	2017	2019	2022

Continuing Directors
Roelof Botha(2)(3)	II	45	Director	2011	2020	—
James McKelvey	II	53	Director	2009	2020	—
Ruth Simmons(1)(4)	II	73	Director	2015	2020	—
Randy Garutti(1)	III	43	Director	2017	2021	—
Mary Meeker(3)	III	59	Director	2011	2021	—
Naveen Rao(3)	III	43	Director	2017	2021	—
Lawrence Summers(2)	III	64	Director	2011	2021	—

(1)	Member of our nominating and corporate governance committee
(2)	Member of our audit and risk committee
(3)	Member of our compensation committee
(4)	Member of Capital compliance and governance committee

Nominees for Director

Jack Dorsey is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since July 2009. From May 2007 to October 2008, Mr. Dorsey served as President and Chief Executive Officer of Twitter, Inc. In July 2015, Mr. Dorsey returned to Twitter and serves as Chief Executive Officer. He has served as a director of Twitter since May 2007. Mr. Dorsey is committed to his chief executive officer roles at both Square and Twitter. While he does not have minimum time commitments at either company, he devotes significant time, attention and efforts to each of them. He generally divides his time roughly

SQUARE 2019 Proxy Statement	1

equally between them several days a week, and he retains flexibility to ensure he can re-allocate his time based on the needs of each business. The particulars of his time-allocation strategy may change over time. Mr. Dorsey also served as a member of the board of directors of The Walt Disney Company until March 2018.

Mr. Dorsey was selected to serve on our board of directors because of the perspective and experience he provides as our President and Chief Executive Officer and one of our founders, as well as his extensive experience with technology companies and innovation.

David Viniar has served as a member of our board of directors since October 2013. From August 1980 until his retirement in January 2013, Mr. Viniar served in various positions at The Goldman Sachs Group, including as Chief Financial Officer, Executive Vice President and Head of the Operations, Technology, Finance and Services Division. Mr. Viniar currently serves on the boards of directors of The Goldman Sachs Group and a number of privately-held companies. Mr. Viniar holds a B.A. in Economics from Union College and an M.B.A. from Harvard Business School.

Mr. Viniar was selected to serve on our board of directors because of his financial, risk management and business expertise.

Paul Deighton has served as a member of our board of directors since May 2016. Mr. Deighton has served as the non-executive chairman of The Economist Group since June 2018 and of Heathrow Airport Holdings Limited, the owner of Heathrow Airport in the United Kingdom, since June 2016. From December 2012 to May 2015, Mr. Deighton served as Commercial Secretary to the Treasury and as a member of the House of Lords in the United Kingdom. Mr. Deighton previously served as the Chief Executive Officer of the London Organising Committee of the Olympic and Paralympic Games and held various roles at The Goldman Sachs Group, an investment bank. Mr. Deighton currently serves on the board of the Holdingham Group, an advisory firm, and as a member of the Parliamentary Committee overseeing the restoration of the Houses of Parliament. Mr. Deighton holds a B.A. in Economics from Trinity College, Cambridge University.

Mr. Deighton was selected to serve on our board of directors because of his financial and business expertise, as well as his international perspective and his government and regulatory experience.

Anna Patterson has served as a member of our board of directors since November 2017. Since April 2017, Ms. Patterson has served as Founder and Managing Partner at Gradient Ventures, Google’s artificial intelligence-focused venture fund, and since September 2010, as a Vice President of Engineering at Google. Prior to that, from January 2007 to September 2010, Ms. Patterson served as Co-Founder and President at Cuil, and from February 2004 to January 2007, as Director of Engineering at Google. Ms. Patterson also currently serves on the National Council at the School of Engineering and Applied Science at Washington University in St. Louis and on the boards of directors of a number of privately-held companies. Ms. Patterson holds a B.S. in Computer Science and Electrical Engineering from Washington University in St. Louis and a Ph.D. in Computer Science from the University of Illinois at Urbana-Champaign.

Ms. Patterson was selected to serve on our board of directors because of her engineering and business experience as well as her financial expertise as a founder of a venture fund.

Continuing Directors

Roelof Botha has served as a member of our board of directors since January 2011. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm,

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including as a Managing Member of Sequoia Capital Operations, LLC. From 2000 to 2003, Mr. Botha served in various positions at PayPal, Inc., including as Chief Financial Officer. Mr. Botha currently serves on the boards of directors of Eventbrite, Inc., Natera, Inc. and MongoDB, Inc. and a number of privately-held companies, and previously served on the board of directors of Xoom Corporation until it was acquired by PayPal, Inc. in November 2015. Mr. Botha holds a B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and an M.B.A. from the Stanford Graduate School of Business.

Mr. Botha was selected to serve on our board of directors because of his financial and managerial experience.

James McKelvey is our co-founder and has served as a member of our board of directors since July 2009. Since July 2013, Mr. McKelvey has served as a Managing Director of SixThirty FinTech Accelerator, LLC, a financial technology accelerator. Since March 2012, Mr. McKelvey has served as a General Partner of Cultivation Capital, a venture capital firm. Since January 1990, Mr. McKelvey has served in various positions at Mira Smart Conferencing, a digital conferencing company. Mr. McKelvey currently serves on the boards of directors of a number of privately-held companies, as well as the Federal Reserve Bank of St. Louis. Mr. McKelvey holds a B.S. in Computer Science and a B.A. in Economics from Washington University in St. Louis.

Mr. McKelvey was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders.

Dr. Ruth Simmons has served as a member of our board of directors since August 2015. Dr. Simmons is President of Prairie View A&M University, having served as interim President from July 2017 to December 2017, and President Emerita of Brown University, having served as President from July 2001 to June 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. Dr. Simmons currently serves on the boards of directors of Fiat Chrysler Automobiles N.V. and a number of privately-held companies, and previously served on the board of directors of Mondelez International, Inc. until November 2017 and Texas Instruments Inc. until April 2016. Dr. Simmons holds a B.A. in French from Dillard University and a Ph.D. in Romance Languages and Literatures from Harvard University.

Dr. Simmons was selected to serve on our board of directors because of her expertise on educational and public policy issues and her service on the boards of directors of a number of public companies.

Randy Garutti has served as a member of our board of directors since July 2017. Since April 2012, Mr. Garutti has served as Chief Executive Officer and on the board of directors of Shake Shack. Prior to becoming Chief Executive Officer, Mr. Garutti served as Chief Operating Officer of Shake Shack since January 2010. Before Shake Shack, Mr. Garutti was the Director of Operations for Union Square Hospitality Group, LLC, overseeing the operations for all its restaurants. Additionally, Mr. Garutti currently serves on the board of directors of the Columbus Avenue Business Improvement District, a not-for-profit organization. Mr. Garutti holds a B.S. from Cornell University’s School of Hotel Administration.

Mr. Garutti was selected to serve on our board of directors because of his business expertise and leadership of a global brand.

Mary Meeker has served as a member of our board of directors since June 2011. Since January 2019, Ms. Meeker has served as a General Partner of Bond Capital. From December 2010

SQUARE 2019 Proxy Statement	3

to December 2018, Ms. Meeker served as a General Partner of Kleiner Perkins Caufield & Byers. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley as a Managing Director and Research Analyst. Ms. Meeker currently serves on the boards of directors of LendingClub Corporation, DocuSign and a number of privately-held companies. Ms. Meeker holds a B.A. in Psychology from DePauw University and an M.B.A. from Cornell University.

Ms. Meeker was selected to serve on our board of directors because of her extensive experience advising and analyzing technology companies.

Naveen Rao has served as a member of our board of directors since September 2017. Mr. Rao currently serves as Corporate Vice President and General Manager of the Artificial Intelligence Products Group at Intel Corporation, after serving as Vice President and General Manager of Artificial Intelligence Solutions from August 2016 to March 2017. In February 2014, Mr. Rao co-founded Nervana Systems, Inc. and served as Chief Executive Officer until Nervana’s acquisition by Intel in August 2016. From October 2012 until February 2014, Mr. Rao was a neuromorphic machines researcher at Qualcomm Incorporated, and prior to that, he served as an Assistant Vice President at Investment Technology Group, Inc. from October 2011 to October 2012. Mr. Rao also currently serves as a member of the Technical Advisory Board at Mythic, Inc. and on the boards of directors of a number of privately-held companies. Mr. Rao holds a B.S.E.E. in Electrical Engineering and Computer Science from Duke University and a Ph.D. in Computational Neuroscience from Brown University.

Mr. Rao was selected to serve on our board of directors because of his experience with machine learning and technology as well as his business expertise as a founder.

Dr. Lawrence Summers has served as a member of our board of directors since June 2011. Since January 2011, Dr. Summers has served as the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at the Harvard Kennedy School. From January 2009 to December 2010, Dr. Summers served as Director of the National Economic Council for President Obama. Dr. Summers previously served as President of Harvard University, and he has also served in various other senior policy positions, including as Secretary of the Treasury and Vice President of Development Economics and Chief Economist of the World Bank. Dr. Summers currently serves as the Chairman of the International Advisory Board at Santander Bank and on the boards of directors of a number of privately-held companies. Dr. Summers holds a B.S. in Economics from Massachusetts Institute of Technology and a Ph.D. in Economics from Harvard University.

Dr. Summers was selected to serve on our board of directors because of his extensive policy experience and in-depth knowledge of macroeconomic trends.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). As noted in the commentary to the listing standards, the concern is independence from management.

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Audit and risk committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mses. Meeker and Patterson, Messrs. Botha, Deighton, Garutti, McKelvey, Rao and Viniar and Drs. Simmons and Summers do not have material relationships with the Company and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. In making the determination of the independence of our directors, the board of directors considered relevant transactions between Square and entities associated with our directors or members of their immediate families, including transactions involving Square and payments made to or from companies and entities in the ordinary course of business where our directors or members of their immediate families serve as partners, directors or as a member of the executive management of the other party to the transaction, and determined that none of these relationships constitute material relationships that would impair the independence of our directors.

Board Leadership Structure and Role of Our Lead Independent Director

Mr. Dorsey currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Dorsey brings current company-specific experience, leadership and insight. As our co-founder and Chief Executive Officer, Mr. Dorsey is best positioned to identify strategic priorities, oversee product development, lead critical discussions and execute our business plans.

Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our Lead Independent Director at any time when the Chairman of our board of directors is not independent, including when our Chief Executive Officer serves as the Chairman of our board of directors. Because Mr. Dorsey is our Chairman and is not an “independent” director as defined in the listing standards of the New York Stock Exchange, our board of directors has appointed Mr. Viniar to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Viniar presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management, while Mr. Dorsey’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During our fiscal year ended December 31, 2018, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

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Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our directors attended our 2018 annual meeting of stockholders.

Our board of directors has established an audit and risk committee, a compensation committee, a nominating and corporate governance committee and a Capital compliance and governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit and Risk Committee

Our audit and risk committee consists of Ms. Patterson, Messrs. Botha and Viniar and Dr. Summers, with Mr. Viniar serving as Chair. Each of our audit and risk committee members meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit and risk committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. Viniar is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”). Our audit and risk committee is, among other things, responsible for the following:

•	selecting and hiring a qualified independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

reviewing our financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing, reviewing and approving the audit and risk committee report that the SEC requires to be included in our annual proxy statement;

•

reviewing the adequacy and effectiveness of our disclosure controls and procedures, and developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our program and policies on risk assessment and risk management, including risks associated with data privacy and cybersecurity;

•	reviewing and overseeing related party transactions for which review or oversight is required by applicable law or required to be disclosed in our financial statements or SEC filings; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

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No member of our audit and risk committee may serve on the audit committee of more than three public companies, including Square, unless the board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit and risk committee and discloses such determination in accordance with the requirements of the New York Stock Exchange. Our board of directors has considered Mr. Botha’s simultaneous service on the audit committees of Square and three other public companies and has determined that such simultaneous service does not impair his ability to effectively serve as a member of our audit and risk committee.

Our audit and risk committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit and risk committee is available on our website at https://squareup.com/about/investors. During 2018, our audit and risk committee held six meetings.

Compensation Committee

Our compensation committee consists of Ms. Meeker and Messrs. Botha, Deighton and Rao, with Ms. Meeker serving as Chair. Each of our compensation committee members meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each of Ms. Meeker and Messrs. Deighton and Rao is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is, among other things, responsible for the following:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	overseeing our overall compensation philosophy and compensation policies, plans and benefits programs, including those for our executive officers;

•	administering our equity compensation plans; and

•	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website https://squareup.com/about/investors. During 2018, our compensation committee held five meetings.

Our compensation committee may delegate its authority and duties as it deems appropriate in accordance with applicable laws and regulations. Our compensation committee has delegated authority to our management equity committee, which consists of our Chief Executive Officer and People Lead, to make equity grants within predetermined guidelines to employees and consultants who are not our Section 16 officers or members of our management equity committee. In addition, our compensation committee has a subcommittee comprised entirely of members of the compensation committee that meet the requirements of a “non-employee director,” as such term is used at the beginning of this section. This subcommittee has the nonexclusive authority to grant equity and other awards under our compensation plans that comply with Section 16 of the Exchange Act, to the extent applicable.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Garutti and Viniar and Dr. Simmons, with Dr. Simmons serving as Chair. Each of our nominating and corporate governance committee members meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee is, among other things, responsible for the following:

•	identifying, evaluating and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors, individual directors and our Chief Executive Officer;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	overseeing, reviewing and making recommendations to our board of directors regarding our corporate governance practices, including our Corporate Governance Guidelines;

•	conducting a periodic review of environmental and corporate responsibility matters of significance to us;

•

reviewing and monitoring compliance with our Code of Business Conduct and Ethics and other actual and potential conflicts of interest, other than transactions with related parties reviewed by the audit and risk committee; and

•	reviewing the succession planning for our Chief Executive Officer, as well as each of our other members of our executive management team.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at https://squareup.com/about/investors. During 2018, our nominating and corporate governance committee held five meetings.

Capital Compliance and Governance Committee

In October 2018, at the recommendation of our nominating and corporate governance committee, our board of directors formed a Capital compliance and governance committee. The committee was formed in order to assist our board of directors in overseeing the compliance of Square Capital, LLC, a wholly owned subsidiary of the Company, and its related products (“Square Capital”) with applicable law, review Square Capital’s risk assessment and risk management from a compliance and governance perspective, review and approve certain policies and procedures of Square Capital, and assist our board of directors in overseeing compliance and governance regarding the business of Square Capital, including changes in management, product development, complaint handling and corrective action.

Our Capital compliance and governance committee consists of Mr. Deighton, Ms. Patterson and Dr. Simmons, with Mr. Deighton serving as Chair. Ms. Patterson joined the Capital compliance and governance committee in April 2019. Each of our Capital compliance and governance

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committee members meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our Capital compliance and governance committee is, among other things, responsible for the following:

•

overseeing Square Capital’s governance and compliance practices, including reviewing Square Capital’s practices with respect to compliance testing and monitoring, complaints, third party audits, self-identified issues and regulatory changes;

•	reviewing and discussing with management the overall adequacy and effectiveness of Square Capital’s legal, regulatory and ethical compliance programs;

•	overseeing the review of Square Capital’s major financial and other risk exposures and the steps taken to monitor and control those exposures; and

•

reviewing and assisting in the selection of Square Capital’s Chief Compliance Officer and Bank Secrecy Act / Anti-Money Laundering Officer and periodically reviewing any issues encountered in the course of his or her work.

Our Capital compliance and governance committee operates under a written charter and did not hold any meetings in 2018. Prior to becoming a formal board committee in October 2018, the Capital compliance and governance committee was an internal committee under our Square Capital subsidiary that met quarterly to review and oversee Square Capital’s business and accompanying risks. Our Capital compliance and governance committee plans to meet quarterly in 2019.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our compensation committee. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition, organization and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, and with respect to diversity, such factors as gender, race, ethnicity and experience, area of expertise, potential conflicts of interest and other commitments and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our Chief Executive Officer and other members of management based on proven achievement and leadership in the companies or institutions with which they are, or have been, affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our

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board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Additionally, our nominating and corporate governance committee has retained a third-party executive search firm from time to time to identify and review candidates for membership on our board of directors.

Although our board of directors does not have specific requirements with respect to board diversity, it believes that our board should be a diverse body, as described above. While factors relating to diversity were considered for our current directors, no single factor was determinative with respect to any of our current directors. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least $2,000 in market value or one percent (1%) on a fully diluted basis of the company’s securities continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. To be timely for the 2020 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than the close of business on February 19, 2020 and no later than the close of business on March 20, 2020, or in the event that we hold the 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, no earlier than the close of business on the 120th day before the 2020 annual meeting of stockholders and no later than the close of business on the later of either (i) the 90th day prior to the 2020 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is first made if such first public announcement is less than 100 days prior to the date of the 2020 annual meeting of stockholders.

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Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors or the Lead Independent Director if the Chairman of our board of directors is not independent.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of each of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://squareup.com/about/investors. We will post amendments to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Stock Ownership Guidelines

Our board of directors has adopted stock ownership guidelines to ensure ongoing alignment of the interests of our directors and executive officers with the long-term interests of our stockholders. Our guidelines require that (i) each non-employee director own a number of shares of our common stock with a value equal to at least five times his or her annual cash retainer, (ii) each executive officer (other than the Chief Executive Officer) own a number of shares of our common stock with a value equal to at least three times his or her annual base salary and (iii) the Chief Executive Officer own a number of shares of our common stock with a value equal to the greater of (x) at least five times his or her annual base salary and (y) at least $2 million. Each non-employee director and executive officer is required to comply with our stock ownership guidelines by the later of April 30, 2022 or five years from his or her promotion or hiring as an executive officer or election to our board of directors. Until a non-employee director or executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to fifty percent (50%) of the net shares received from any new equity award granted after the adoption of the guidelines. As of December 31, 2018, all of our non-employee directors and executive officers had met or were on track to comply with these stock ownership guidelines within the applicable time periods.

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Risk Management

Our board of directors recognizes the oversight of risk management as one of its primary responsibilities and central to maintaining an effective, risk aware and accountable organization. This includes the oversight of our Enterprise Risk Management (“ERM”) framework, which is supported and enabled by our audit and risk committee. While our board of directors maintains ultimate responsibility for the oversight of risk, it has implemented a multi-layered approach which delegates certain responsibilities to the appropriate board committees to ensure that these primary areas of focus are thoroughly discussed and that a pervasive understanding of such focus areas is obtained. These primary risk focus areas are defined by the board of directors, management and leaders of our ERM review as strategic, operational, people, financial and compliance and consist of risks such as cybersecurity, financial reporting and competition. Our board of directors may delegate additional risk areas in the future. Our board of directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each board committee meets in executive session with key management personnel and representatives of outside advisors as required or requested.

Board/ Committee	Primary Areas of Risk Oversight

Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, policy matters, succession planning, conflicts of interest, significant litigation and regulatory exposures and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures and our operational infrastructure.

Audit and Risk Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure controls and procedures, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal and regulatory compliance, data privacy, data security, cybersecurity and operational security and reliability.

Nominating and Corporate Governance Committee	Risks and exposures associated with director succession planning, corporate governance, environmental and corporate responsibility matters and overall board and committee effectiveness and composition.

Compensation Committee	Risks and exposures associated with leadership assessment, retention and succession, executive compensation programs and arrangements and our compensation philosophy and practices.

Capital Compliance and Governance Committee	Risks and exposures associated with Square Capital’s products, legal and compliance requirements, governance structure and regulatory matters.

The oversight responsibility of our board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to our board of directors regarding the identification, assessment and management of risks and management’s strategic approach to risk mitigation. As part of our overall risk management process, we conduct an enterprise risk assessment on an annual basis, which is shared and discussed with our board of directors. Our lead independent director and Chair of our audit and risk committee meets with our internal auditor, Chief Compliance Officer and General Counsel on a regular cadence to identify

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and discuss risks and exposures and escalates potential issues to our audit and risk committee or board of directors, as appropriate. In addition, our board of directors’ responsibilities related to oversight of the ERM framework include a routine evaluation of the policy and processes, as well as discussions with key management and representatives of outside advisors as appropriate, used to identify, assess, monitor and report on risks across the organization and the setting and communication of the organization’s implementation and measurement of risk tolerances, limits and mitigation.

Board’s Role in Data Privacy and Cybersecurity Oversight

Our board of directors is committed to mitigating data privacy and cybersecurity risks and recognizes this issue’s importance as part of our risk management framework. While the board of directors maintains ultimate responsibility for the oversight of our data privacy and cybersecurity program and risks, it has delegated certain responsibilities to our audit and risk committee. This committee-level focused attention on data privacy and cybersecurity allows the board to further enhance its understanding of these issues. The audit and risk committee assists the board of directors in its oversight of our data privacy and cybersecurity needs by staying apprised of our data privacy and information security programs, strategy, policies, standards, architecture, processes and material risks.

Our board of directors and audit and risk committee’s principal role is one of oversight, recognizing that management is responsible for the design, implementation and maintenance of an effective program for controlling data privacy and cybersecurity risks. The full board of directors undergoes annual information security and privacy training by our Chief Information Security Officer and our Chief Privacy Officer, which covers board oversight obligations and the privacy and security programs in place at Square. Our audit and risk committee receives updates, at least quarterly, on material data privacy and security risks, including any material incidents, relevant industry developments, threat vectors and risks identified in periodic penetration tests or vulnerability scans. The committee’s updates also include material legal and legislative developments concerning data privacy and security, Square’s approach to complying with applicable law and material engagement with regulators concerning data privacy and cybersecurity. Members of the board of directors provide guidance to management as appropriate in order to address the effectiveness of our overall data privacy and cybersecurity program and stay apprised of the rapidly evolving cyber threat landscape.

Corporate Responsibility and Sustainability

Our nominating and corporate governance committee oversees Square’s corporate responsibility initiatives. We believe that as a commerce ecosystem that helps our sellers start, run and grow their businesses, Square has a tremendous opportunity to empower businesses and individuals to participate in the economy and create a better more prosperous world. We are committed to managing the risks and opportunities that arise from environmental, social and governance (“ESG”) issues and focusing on sustainability.

Square takes an integrated approach to managing ESG performance and disclosure:

•	Functional Leadership: Corporate responsibility is managed at a functional level across each of Square’s platforms, with responsibility for oversight rolling up to our senior executives.

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•

Sustainability Committee: This cross-functional working group coordinates Square’s environmental and sustainability efforts – including evaluating how to build products and packaging in an environmentally responsible way, overseeing sustainability in our supply chain and the ways we use our office spaces and getting employees out into the community through neighborhood engagement efforts.

•

Social Responsibility Committee: With representation from senior leaders across functional areas, this committee serves as the central coordinating body for our responsibility strategy, benchmarking and reporting.

•	Board Oversight: Our nominating and corporate governance committee is responsible for conducting a periodic review of environmental and corporate responsibility matters of significance to Square.

Key areas of focus for Square’s ESG strategy include:

•	Social Impact: Square is committed to getting involved with our local communities and mobilizing our employees to give back.

•

Environmental Responsibility: As we build tools for economic empowerment, we’re committed to doing so in a way that is mindful and respectful of our environment. With the choices we make about our products, our office spaces, and our community engagement, we seek to be sustainable and regularly reevaluate where we can do better across all areas.

•

Employees and Culture: Square offers employees a strong package of compensation, benefits, perks, office amenities, and engagement programs in order to attract and retain the best talent in a competitive labor market.

Director Compensation

Pursuant to our Outside Director Compensation Policy, which was last amended effective January 1, 2019, our non-employee directors will receive compensation in the form of equity granted under the terms of our 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”), and cash, as described below. Our 2015 Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. The only commitment to make equity award grants to our non-employee directors is under our Outside Director Compensation Policy, as it may be amended from time to time. The maximum limits under our 2015 Plan provide that no non-employee director may be granted, in any fiscal year, equity awards having a grant date fair value (determined in accordance with GAAP) of more than $1 million, provided, that, the limit is $2 million for awards granted in connection with the director’s initial service as a non-employee director. Equity awards granted to an individual while he or she was an employee or a consultant, but not a non-employee director, do not count for purposes of these limits.

Our compensation committee periodically reviews our Outside Director Compensation Policy, including review of competitive practices provided by Compensia, Inc., an independent compensation consulting firm (“Compensia”). In 2018, based on data provided by Compensia, our average total direct compensation per director (including annual cash retainer and equity awards) approximated the 60th percentile amongst our compensation peer group identified below in the section titled “Executive Compensation—Compensation-Setting Process—Competitive Positioning.”

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Equity Compensation.

Initial Award. Subject to any limits in our 2015 Plan, each person who first becomes a non-employee director will receive an initial grant of restricted stock units (“RSUs”) on the date of his or her appointment having a grant date fair value (determined in accordance with generally accepted accounting principles (“GAAP”)) equal to $250,000 multiplied by a fraction (i) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the non-employee director becomes a member of our board of directors and (ii) the denominator of which is 12. The shares of our Class A common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

Annual Award. On the date of each annual meeting of stockholders, and subject to any limits in our 2015 Plan, each of our non-employee directors is granted RSUs having a grant date fair value (determined in accordance with GAAP) equal to $250,000. The shares of our Class A common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) on the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

Our Lead Independent Director will receive an annual grant of RSUs, in addition to the annual grant provided to all non-employee directors, on the date of each annual meeting of stockholders having a grant date fair value (determined in accordance with GAAP) of $70,000, subject to any limits in our 2015 Plan. The shares of our Class A common stock underlying the RSUs vest in full upon the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of stockholders, in each case subject to continued service through the vesting date.

The awards granted to a non-employee director under our Outside Director Compensation Policy will become fully vested upon a “change in control” as defined in our 2015 Plan.

Cash Compensation. Each of our non-employee directors receives an annual cash retainer of $40,000 for serving on our board of directors. In addition, each year, non-employee directors are eligible to receive the following cash fees for service on the committees of our board of directors:

Board Committee	Chairperson Fee	Member Fee
Audit and Risk Committee	$20,000	$10,000
Compensation Committee	$15,000	$5,000
Nominating and Corporate Governance Committee	$10,000	$2,500
Capital Compliance and Governance Committee(1)	$15,000	$5,000

(1)	Effective beginning January 1, 2019.

Subject to any limits under our 2015 Plan, each non-employee director may elect to convert any cash compensation that they would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs under our 2015 Plan. If the non-employee director makes this election in accordance with the policy, each such award of RSUs will be granted on the first business day following the date that the corresponding cash compensation otherwise would be paid under the policy, will be fully vested on the grant date and will cover a number of shares equal to (A) the aggregate amount of cash compensation otherwise payable to

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the non-employee director on that date divided by (B) the closing price per share as of the last day of the fiscal quarter for which the grant relates.

2018 Compensation

The following table provides information regarding the total compensation that was earned by each of our non-employee directors in 2018.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Roelof Botha	—	305,119	305,119
Paul Deighton	45,000	249,998	294,998
Randy Garutti	42,500	249,998	292,488
James McKelvey	—	290,041	290,041
Mary Meeker	—	305,119	305,119
Anna Patterson	50,000	249,988	299,988
Naveen Rao	45,000	249,988	294,988
Ruth Simmons(4)	—	300,132	300,132
Lawrence Summers	50,903	249,988	300,891
David Viniar(5)	—	382,610	382,610

(1)

The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The amount does not necessarily correspond to the actual value recognized by the non-employee director. The valuation assumptions used in determining such amounts are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The amounts under the “Stock Awards” column represent the aggregate of initial or annual equity compensation provided under the Outside Director Compensation Policy, and equity grants made in lieu of cash compensation, each as detailed in footnotes 2 and 3, respectively.

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(2)

The amounts included in the “Stock Awards” column representing the annual awards or initial awards, as applicable, granted to our non-employee directors in 2018 are detailed below. Each of these awards vests and settles on the earlier of the first anniversary of the grant date or the date of our Annual Meeting, subject to the director’s continued service through the vesting date.

Name	Grant Date	Number of RSUs Granted and Outstanding as of December 31, 2018	Grant Date Fair Value ($)
Roelof Botha	June 19, 2018	3,790	249,988
Paul Deighton	June 19, 2018	3,790	249,988
Randy Garutti	June 19, 2018	3,790	249,988
James McKelvey	June 19, 2018	3,790	249,988
Mary Meeker	June 19, 2018	3,790	249,988
Anna Patterson	June 19, 2018	3,790	249,988
Naveen Rao	June 19, 2018	3,790	249,988
Ruth Simmons	June 19, 2018	3,790	249,988
Lawrence Summers	June 19, 2018	3,790	249,988
David Viniar	June 19, 2018	4,851	319,972

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(3)

The amounts included in the “Stock Awards” column representing the awards of RSUs granted to our non-employee directors in lieu of cash retainers in 2018 are described below. Each of these awards vested and settled in full on the grant date.

Name	Grant Date	Number of RSUs Granted	Grant Date Fair Value ($)	Total Cash Retainer Forgone ($)
Roelof Botha	January 2, 2018	396	14,323	13,750
	April 2, 2018	279	13,303	13,750
	July 2, 2018	223	14,080	13,750
	October 1, 2018	138	13,425	13,750
James McKelvey	January 2, 2018	288	10,417	10,000
	April 2, 2018	203	9,679	10,000
	July 2, 2018	162	10,229	10,000
	October 1, 2018	100	9,728	10,000
Mary Meeker	January 2, 2018	396	14,323	13,750
	April 2, 2018	279	13,303	13,750
	July 2, 2018	223	14,080	13,750
	October 1, 2018	138	13,425	13,750
Ruth Simmons	January 2, 2018	360	13,021	12,500
	April 2, 2018	254	12,111	12,500
	July 2, 2018	202	12,754	12,500
	October 1, 2018	126	12,257	12,500
David Viniar	January 2, 2018	450	16,277	15,625
	April 2, 2018	317	15,115	15,625
	July 2, 2018	253	15,974	15,625
	October 1, 2018	157	15,273	15,625

(4)	As of December 31, 2018, Dr. Simmons also held a fully vested option to purchase 38,000 shares of our Class B common stock.
(5)

As of December 31, 2018, Mr. Viniar also held 8,750 RSUs granted in 2015 to be settled in shares of our Class B common stock, which shares vest in full on the earlier of June 21, 2019 or the 2019 annual meeting subject to Mr. Viniar’s continued service with us through such vesting date. As of December 31, 2018, Mr. Viniar also held a fully vested option to purchase 326,950 shares of our Class B common stock.

Directors may be reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2018, only Mr. Dorsey was an employee. See the section titled “Executive Compensation” for additional information about his compensation.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently composed of 11 members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, four Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Jack Dorsey, David Viniar, Paul Deighton and Anna Patterson as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Patterson and Messrs. Dorsey, Viniar and Deighton will serve as Class I directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. Ms. Patterson is standing for election by our stockholders for the first time. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Patterson and Messrs. Dorsey, Viniar and Deighton. We expect that each of Ms. Patterson and Messrs. Dorsey, Viniar and Deighton will agree to serve as a director; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and risk committee, in accordance with its charter, routinely reviews the performance and retention of our independent auditor and has recently submitted a request for proposal to several independent registered public accounting firms, including our current independent registered public accounting firm, KPMG LLP (“KMPG”). The request for proposal asks that these firms submit proposals to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. After receiving and reviewing these proposals, the audit and risk committee will select and appoint an independent registered public accounting firm for the year ending December 31, 2019. In light of this ongoing process, we are not submitting a proposal for the ratification of the appointment of our independent registered public account firm at the Annual Meeting. While not required to do so, our practice since our initial public offering has been to submit the selection of the independent auditor for ratification in order to ascertain the views of our stockholders, and we expect to resume this practice in 2020.

We expect that representatives of KPMG, which served as our independent registered public accounting firm during the fiscal year ended December 31, 2018, will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders. We currently expect to complete the request for proposal process to select our independent registered public accounting firm for the fiscal year ending December 31, 2019 by the second half of 2019. If our audit and risk committee makes a selection prior to the Annual Meeting, we expect that representatives from the firm selected by the committee will be present at the Annual Meeting and that they will have the opportunity to make a statement and to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended December 31, 2017 and 2018.

	2017	2018

	(In Thousands)
Audit Fees(1)	$3,747	$4,476

Audit-Related Fees(2)	—	—

Tax Fees(3)	—	—

All Other Fees(4)	$3	$3

Total Fees	$3,750	$4,479

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and 2018 and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our

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consolidated financial statements and are not reported under “Audit Fees.” These services could include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attestation services.
(3)

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of license fees for the use of accounting research software.

Auditor Independence

In our fiscal year ended December 31, 2018, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit and risk committee to consider their compatibility with maintaining the independence of KPMG.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit and risk committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit and risk committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2017 and 2018 were pre-approved by our audit and risk committee.

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REPORT OF THE AUDIT AND RISK COMMITTEE

The audit and risk committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission (“SEC”). The composition of the audit and risk committee, the attributes of its members and the responsibilities of the audit and risk committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit and risk committees. With respect to Square’s financial reporting process, Square’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Square’s consolidated financial statements. Square’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Square’s consolidated financial statements. It is the responsibility of the audit and risk committee to oversee these activities. It is not the responsibility of the audit and risk committee to prepare Square’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit and risk committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and KPMG;

•	discussed with KPMG the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”); and

•

received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit and risk committee concerning independence, and has discussed with KPMG its independence.

Based on the audit and risk committee’s review and discussions with management and KPMG, the audit and risk committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the members of the audit and risk committee of the board of directors:

David Viniar (Chair)

Roelof Botha

Anna Patterson

Lawrence Summers

This report of the audit and risk committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2019. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Jack Dorsey	42	President, Chief Executive Officer and Chairman
Amrita Ahuja	39	Chief Financial Officer
Sivan Whiteley	42	General Counsel and Corporate Secretary
Jacqueline Reses	49	Square Capital Lead
Alyssa Henry	48	Seller Lead

Jack Dorsey, see above under “Board of Directors and Corporate Governance” for biographical information for Mr. Dorsey.

Amrita Ahuja has served as our Chief Financial Officer since January 2019. From March 2018 to January 2019, Ms. Ahuja served as the Chief Financial Officer of Blizzard Entertainment, Inc., a division of Activision Blizzard, Inc. Beginning in June 2010, she served in various positions at Activision Blizzard, Inc., including as Senior Vice President of Investor Relations from January 2015 to May 2018, Vice President, Finance and Operations from August 2012 to January 2015 and Vice President, Strategy and Business Development from June 2010 to August 2012. Prior to that, she was a Director of Business Development at Fox Networks Group. She holds an M.B.A. from Harvard Business School and an A.B. from Duke University.

Sivan Whiteley has served as our General Counsel and Corporate Secretary since March 2018. From January 2016 to March 2018, Ms. Whiteley served as our Associate General Counsel, as well as acting Co-General Counsel from September 2016 to December 2016. She joined the Company as Counsel in March 2013 and was Director, Counsel from September 2013 to December 2015. Prior to that, Ms. Whiteley served as Associate General Counsel at Better Place, Inc., as Commercial and Product Counsel at eBay Inc., and was a litigator at Bingham McCutchen LLC. Ms. Whiteley holds a B.A., magna cum laude, in Political Science from the University of California, San Diego, and a J.D., cum laude, from Harvard Law School.

Jacqueline Reses has served as our Square Capital Lead since October 2015. From February 2016 to July 2018, Ms. Reses also served as our People Lead. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer of Yahoo! Inc. In this role, she focused on mergers and acquisitions, partnerships, managing Asian assets and related tax transactions, and human resources. Prior to Yahoo, Ms. Reses led the U.S. media group as a Partner at Apax Partners Worldwide LLP, a global private equity firm, which she joined in 2001. Ms. Reses previously served on the board of directors of Alibaba Group Holding Limited and is currently on the board of Social Capital Hedosophia Holdings Corp. as well as National Public Radio and the Economic Advisory Council of the Federal Reserve Bank of San Francisco. Ms. Reses holds a B.S. in Economics with honors from the Wharton School of the University of Pennsylvania.

Alyssa Henry has served as our Seller Lead since October 2014. From May 2014 to October 2014, Ms. Henry served as our Engineering Lead, Infrastructure. From April 2006 to April 2014, Ms. Henry served in various positions at Amazon.com, Inc., including as Vice President, Amazon Web Services Storage Services, and as General Manager of Amazon S3. Ms. Henry holds a B.S. in Mathematics-Applied Science with a Specialization in Computing from the University of California, Los Angeles.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis summarizes the material components of our executive compensation program and our executive compensation policies, practices and material compensation decisions for 2018 for our “named executive officers.” Pursuant to the U.S. federal securities laws, those who served as our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers for the fiscal year ended December 31, 2018 are our named executive officers. Our named executive officers for 2018 are:

Jack Dorsey	Chief Executive Officer (our “CEO”)
Sarah Friar(1)	Former Chief Financial Officer
Alyssa Henry	Seller Lead
Jacqueline Reses	Square Capital Lead
Sivan Whiteley	General Counsel and Corporate Secretary
Mohit Daswani(2)	Former Interim Co-Chief Financial Officer and current Finance & Strategy Lead
Timothy Murphy(2)	Former Interim Co-Chief Financial Officer and current Treasury Lead

(1)	Ms. Friar resigned from her position as Chief Financial Officer, effective as of November 16, 2018.
(2)

Messrs. Daswani and Murphy served as interim Co-Chief Financial Officers from November 16, 2018 until Amrita Ahuja was appointed Chief Financial Officer, effective as of January 22, 2019. After Ms. Ahuja’s appointment as Chief Financial Officer, Messrs. Daswani and Murphy resumed their roles as our Finance and Strategy Lead and our Treasury Lead, respectively. Messrs. Daswani and Murphy are collectively referred to herein as our “interim co-CFOs.”

Compensation Philosophy

Square stands for economic empowerment, and everything we do is intended to give our sellers accessible, affordable tools to grow their businesses and participate in the economy. Our sellers inspire us in how they innovate, take risks and take ownership. We want our employees, like our sellers, to act like owners. Our compensation approach reflects this philosophy.

To this end, our compensation programs are designed to attract, retain and grow the best teams while reflecting the core tenets of our culture:

•

Fairness: By designing and delivering compensation programs that are generally equitable across similarly situated employees, our employees are motivated to work collaboratively to achieve our long-term business objectives and serve our sellers.

•

Simplicity: By providing compensation programs that are simple and do not distract from their day-to-day responsibilities, our employees are able to focus on growing our business and are rewarded when Square is successful.

•

Performance-driven: By creating compensation programs that reward individual performance and achievement of corporate objectives, our employees are incentivized to perform their best work and receive financial awards for their impact on the Company and our business.

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Compensation Design and Objectives

In 2018, we continued to maintain a simplified approach to employee and executive compensation. Compensation for our named executive officers consists largely of base salary and equity awards intended to align incentives to grow our business. Equity incentives are provided through a combination of stock options and restricted stock-based awards (including grants of RSUs and restricted stock awards (“RSAs”)) for our executive officers. We believe that this combination provides an appropriate mix of performance-driven appreciation opportunities through stock options, and alignment of rewards with the long-term interests of our stockholders through restricted stock-based awards. We have not implemented a company-wide performance-based cash incentive plan for our employees, including our named executive officers, in order to conserve cash and maintain a simplified compensation program that focuses on delivering long-term growth rather than short-term results.

The primary objective of our executive compensation program is to drive long-term stockholder value. We seek to achieve this objective by designing our executive compensation programs to:

•

recruit and retain talented individuals who can develop, implement and deliver on long-term value creation strategies by using reasonable and competitive pay packages focused on long-term executive retention;

•	motivate our executives to deliver the highest level of individual, team and company performance; and

•

provide heavier weighting (over 85% of aggregate named executive officer compensation during 2018) towards equity-based compensation directly tied to the long-term value and growth of our company and align the interests of our executives with those of our stockholders.

For 2018, we made the following executive compensation decisions:

•

CEO Compensation: Mr. Dorsey requested that the compensation committee continue to provide him with no cash or equity compensation except for an annual base salary of $2.75. The compensation committee considered Mr. Dorsey’s request in light of his significant ownership position, determined that Mr. Dorsey’s financial incentives are strongly aligned with the interests of long-term stockholders without further compensation and, therefore, approved Mr. Dorsey’s request. Mr. Dorsey continues to participate in several company-wide benefit programs, such as our healthcare and other insurance coverages, on the same basis as our other salaried, full-time employees.

•

Base Salaries: In April 2018, we adjusted the base salary levels of Mses. Friar, Henry and Reses, after consideration of a competitive market analysis, and after taking into consideration each executive’s performance and contributions over the prior year and our desire to retain our highly qualified executive team. Ms. Whiteley was appointed to the position of General Counsel and Corporate Secretary, effective as of March 18, 2018, and her salary was adjusted at that time to reflect her promotion to this position. The base salaries of Messrs. Daswani and Murphy were not adjusted in conjunction with their service as interim co-CFOs. While cash compensation for our executives remains lower compared to our competitive market, these adjustments improve the competitive alignment of executive base salaries.

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•

Equity Awards: Annual equity awards were made through a combination of stock options, RSUs and RSAs, to each of our named executive officers (other than our CEO) to provide them with additional incentives to remain with us and to maintain alignment of our total compensation programs with the competitive market.

We conduct a comprehensive review of our compensation philosophy, objectives and design, including a review of our executive compensation program, on an annual cycle. We may implement new compensation plans and arrangements for our named executive officers and/or employees where we deem necessary or appropriate, including to attract or retain high-caliber talent to our organization or provide incentives for them to drive Square’s success.

Impact of 2018 Stockholder Advisory Vote on Executive Compensation

In June 2018, we conducted a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, at our 2018 annual meeting of stockholders. Our stockholders overwhelmingly voted to approve the compensation of the named executive officers, with approximately 98.6% of the votes cast in favor of our executive compensation program.

The compensation committee was mindful of this strong support, and after considering this advisory vote result and evaluating our executive compensation policies and practices throughout 2018, determined that we should maintain the compensation philosophy and objectives from prior years and retain our general approach to executive compensation. As a result, the compensation committee decided to continue to provide compensation with an emphasis on equity compensation that rewards our most senior executives when they deliver value for our stockholders.

Consistent with the recommendation of our board of directors and the approval of our stockholders in connection with the advisory vote on the frequency of future say-on-pay votes conducted at our 2016 annual meeting of stockholders, the board of directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers. The next say-on-pay vote will occur at the Annual Meeting.

Compensation-Setting Process

Role of Our Compensation Committee

Our compensation committee administers and determines the parameters of the executive compensation program. Our compensation committee currently consists of Ms. Meeker and Messrs. Botha, Deighton and Rao, with Ms. Meeker serving as Chair. Each member qualifies as an “independent director” for purposes of the listing standards of the New York Stock Exchange. Ms. Meeker and Messrs. Deighton and Rao each qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The compensation committee has established a sub-committee, currently consisting of Ms. Meeker and Messrs. Deighton and Rao, which has been granted the nonexclusive authority to grant and administer equity awards, in order to help promote compliance with Section 16 of the Exchange Act. For purposes of the discussion below, references to “compensation committee” shall mean the “subcommittee” for all actions taken with respect to such awards in 2018, except as otherwise noted.

Under its charter, our compensation committee reviews, approves and determines, or makes recommendations to our board of directors regarding, executive officer compensation. For

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additional information on our compensation committee, including its authority, see “Board of Directors and Corporate Governance—Board Meetings and Committees—Compensation Committee” elsewhere in this proxy statement.

Role of Management

Our CEO, People Lead and members of our People team provide our compensation committee with information on corporate and individual performance, market data and their perspectives and recommendations on compensation matters. No named executive officer participates in deliberations regarding his or her own compensation.

For named executive officers that are hired externally, their initial compensation arrangements are determined through negotiations with each named executive officer. Typically, our CEO provides input on the terms of these arrangements, with the oversight and final approval of our board of directors or our compensation committee. Compensation for individuals promoted into named executive officer positions is recommended by the CEO and the People Lead, and reviewed and approved by the compensation committee.

In reviewing compensation for existing named executive officers, our compensation committee solicits input from our CEO and our People Lead (with our CEO alone providing input on our then-current People Lead’s compensation). They review their input on capability, job complexity and overall assessment of individual performance and contributions of each executive. Our compensation committee values our CEO’s perspective and input on each named executive officer’s performance and contributions to our business. The input of our CEO is an important factor that our compensation committee uses in making its executive compensation decisions, along with input from our external compensation advisors on market trends.

Role of Compensation Consultant

Our compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2018, our compensation committee continued to engage Compensia, an independent compensation consultant, to assist with its duties, including providing advice relating to our compensation peer group selection as well as providing support and specific analyses with regard to compensation data and formulation of recommendations for executive and non-employee director compensation. Compensia reports directly to our compensation committee and not to management, is independent from us and has provided no other services to us.

Our compensation committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the New York Stock Exchange, and concluded that there are no conflicts of interest regarding the work that Compensia performs for our compensation committee.

Competitive Positioning

In determining the compensation for our named executive officers, our compensation committee, with assistance from Compensia, reviews the compensation practices and levels of our compensation peer group. This compensation peer group analysis is used to assess whether our executive compensation program and individual compensation levels for our named executive officers are appropriately positioned to attract and retain high performing talent.

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Our compensation peer group is set forth below and was established for 2018 with input from Compensia. The compensation peer group consists of publicly traded companies with similar industry, geography and financial characteristics as us (including revenues of approximately forty percent (0.4x) to two and one half times (2.5x) and a market capitalization of approximately one quarter (0.25x) to four times (4.0x) Square’s respective levels at the time the peer group was selected). The group was further refined to include companies with one-year revenue growth greater than 10% or market capitalization per employee greater than $3 million. Our compensation committee intends to regularly review our compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes.

In reviewing our compensation peer group for appropriateness for 2018, as compared to 2017, we used the same general methodology above in 2017 and 2018. A number of companies that met the above criteria in 2017 did not meet those same criteria in 2018, and vice versa, as a result of Square’s growth in the past year. Companies included in our peer group in 2017 but not in 2018 were Etsy, Fitbit, GoPro, HubSpot, LendingClub, Nutanix, Pandora Media, Rackspace Hosting, Zendesk and Zynga. Similarly, companies that were outside our scoping metrics in 2017, but were within them in 2018, were added to our compensation peer group. Those companies are noted by a + in the list below. Accordingly, the compensation peer group used to inform our 2018 compensation decisions were:

ANSYS+	j2 Global+	Synopsys+	Vantiv

Broadridge Financial Solutions+	LogMeIn+	Tableau Software+	VeriSign

CoStar Group+	Match Group+	Take-Two Interactive Software+	Wayfair+

DST Systems+	Red Hat	The Ultimate Software Group+	WEX+

Euronet Worldwide+	ServiceNow	Total System Services+	Workday

FleetCor Technologies+	Splunk	Twitter	Yelp

Fortinet+	SS&C Technologies+	Tyler Technologies+	Zillow Group+

GoDaddy	Symantec+

Relative to our compensation peer group above, at the time of approval of our peer group, Square ranked at the 63rd percentile on a trailing four quarters revenue basis and at the 83rd percentile on a market capitalization basis.

In addition to the companies listed above, the compensation committee reviewed the executive compensation programs and practices of Alphabet, Amazon, Apple, Facebook, Microsoft, and PayPal for reference purposes only. We compete for talent with these reference companies, and the compensation committee believed it was important to understand their compensation practices in order to remain competitive.

Our compensation committee supplemented the compensation data from our compensation peer group with analysis of data from the Radford Executive Compensation Survey. For this additional analysis, our compensation committee reviewed aggregate data from the Radford survey participants that were also members of our compensation peer group.

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Though its analysis of competitive market data informs its decisions, our compensation committee also applies its subjective judgment in determining the pay levels of individual named executive officers. Additional factors our compensation committee considers when making its compensation decisions include input from our CEO and our People Lead, company performance, individual performance and experience, individual skills and expertise, each named executive officer’s role and/or retention and incentive objectives.

Elements of Executive Compensation

Consistent with our compensation philosophy, our executive compensation program consists of only two primary elements: base salary and long-term incentive compensation in the form of equity awards. During 2018, we provided no cash-based incentive compensation opportunities to our named executive officers, instead focusing on linking compensation to stockholder value by using equity awards as the primary means of incentive compensation. We do not use specific formulas or weightings in determining the allocation between base salary and long-term incentive compensation; instead, each named executive officer’s compensation has been individually designed to provide a combination of fixed and at-risk compensation to provide incentives to achieve our objectives.

Except with respect to our interim co-CFOs, we also provide severance and change of control benefits for our named executive officers as part of our executive compensation program. To remain consistent with our compensation goals of fairness and simplicity, each named executive officer (other than our interim co-CFOs) is entitled to severance and change of control benefits based on the same formulas.

Our named executive officers also participate in several company-wide health and welfare benefit plans that are generally available to our other employees.

Base Salary

Base salary for our named executive officers is the fixed component of our executive compensation program. We use base salary to compensate our named executive officers for services rendered during the year and to recognize the experience, skills, knowledge and responsibilities required of each named executive officer. We apply no specific formula to determine adjustments to base salary. Adjustments to base salary have been made to reflect our economic condition and future expected performance. We continue to provide base salaries that are conservative relative to competitive market pay levels.

In April 2018, our compensation committee reviewed the base salaries of Mses. Friar, Henry, Reses and Whiteley, taking into consideration a competitive market analysis performed by Compensia, the recommendations of our CEO and our then-current People Lead, the desire to retain our highly qualified executive team and the other factors described above. Following this review, our compensation committee approved an increase in the annual base salary levels for Mses. Friar, Henry, Reses and Whiteley to $400,000, in each case effective as of April 1, 2018, in order to improve competitive alignment with our peers. In addition, our compensation committee determined that it was appropriate to leave our CEO’s 2018 base salary level at $2.75 per year, at the request of our CEO and with compensation committee approval.

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The annualized base salaries of our named executive officers as of December 31, 2018 compared to December 31, 2017 were:

Named Executive Officer	Annual Base Salary as of December 31, 2017	Annual Base Salary as of December 31, 2018		Percentage Increase

Mr. Dorsey	$2.75		$2.75	0%

Ms. Friar(1)	$350,000	$	N/A	N/A

Ms. Henry	$350,000		$400,000	14%

Ms. Reses	$350,000		$400,000	14%

Ms. Whiteley(2)	$325,000		$400,000	23%

Mr. Daswani(3)	$280,000		$300,000	7%

Mr. Murphy(3)	$270,000		$295,000	9%

(1)	Ms. Friar resigned from her position as Chief Financial Officer, effective as of November 16, 2018, at which time her annual base salary was $400,000.
(2)	Ms. Whiteley was appointed to General Counsel and Corporate Secretary effective March 18, 2018, and her salary was adjusted to reflect her promotion to this role.
(3)

The base salaries of Messrs. Daswani and Murphy were not adjusted in conjunction with their service as interim co-CFOs. Salary adjustments for Messrs. Daswani and Murphy made in April 2018, prior to their becoming named executive officers, were made as part of the company-wide compensation review program. Their salary adjustments were recommended by their direct manager and approved by the then-current People Lead. Messrs. Daswani and Murphy’s annualized base salaries at the time of their appointment as interim co-CFOs were $300,000 and $295,000, respectively.

Equity Compensation

We believe that sustainable long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by all of our employees. We seek to incentivize this behavior for our employees, including our named executive officers, through the use of equity-based awards, the value of which depends on the performance of our stock.

Equity awards are central to our executive compensation program that is designed to promote fairness, maintain simplicity and provide rewards based on demonstrable performance. Equity ownership aligns the interests of our named executive officers with the interests of our stockholders by enabling them to participate in the long-term appreciation of the value of our common stock. Additionally, equity awards provide an important tool for us to retain our named executive officers, as awards are subject to vesting over a multi-year period subject to continued service with the company. Typically, these awards vest in equal quarterly installments over four years, contingent on continued service; however, in order to further enhance the long-term retention value of our awards, a portion of the awards were granted with a vesting schedule in which 10% of the award vests in the first year and 30% of the award vests in each of the subsequent three years (each in equal quarterly installments).

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Our executive compensation program provides equity incentives through a mix of stock options and restricted stock-based awards (awarded through either RSUs or RSAs). Stock options provide executives with an opportunity to participate in stock price appreciation, creating incentives to continue to drive growth. Awards of RSUs and RSAs create alignment with our long-term stockholders by providing both upside and downside tied to company performance. A mix of award types is also consistent with competitive practice among our peers. In determining the mix of stock options and restricted stock-based awards for 2018, our compensation committee, with input from our CEO, then-current People Lead and Compensia, considered competitive market practices and the retention and performance incentives of outstanding equity holdings and determined that a mix of approximately 50% stock options and 50% restricted stock-based awards, based on the target grant value of the awards, provided appropriate incentives for the named executive officers in 2018. Our interim co-CFOs were not named executive officers at the time the equity compensation for our other named executive officers was reviewed. As such, they were treated consistent with other employees during their annual compensation review and their equity compensation was comprised of 100% RSUs.

We do not have an established set of criteria for granting equity awards. Instead, our compensation committee has exercised its judgment and discretion, in consultation with our CEO and our People Lead, and considered, among other factors, the role and responsibility of each named executive officer, competitive factors, the amount of equity compensation already held by our named executive officer (and the extent to which it was vested) and the cash compensation to be received by our named executive officer, to determine and approve the size and terms of new equity awards. Because our interim co-CFOs were not named executive officers and did not report to the CEO at the time of their 2018 equity awards, the size and terms of their new equity awards were determined as part of the company-wide compensation review program where new equity awards are recommended by direct managers, reviewed by the People Lead and approved by our compensation committee.

In 2018, we granted new equity awards to our named executive officers described in the table below. In determining the size and terms of these equity awards for Mses. Friar, Henry, Reses and Whiteley, our compensation committee, with input from our CEO, our then-current People Lead and Compensia, considered the past and expected future key contributions of each of these named executive officers, the extent to which their existing equity awards were vested and the competitive market data for similarly situated executives. Our compensation committee believed it was appropriate to grant each of them new equity awards to help achieve our retention goals and further align their compensation with the competitive market.

Named Executive Officer	Number of Securities Underlying Options (#)	RSUs or RSAs(#)	Grant Date Fair Value ($)

Ms. Friar(1)	109,026 (2)	38,159 (3)	3,479,299

Ms. Henry	109,026 (2)	38,159 (3)	3,479,299

Ms. Reses	109,026 (2)	38,159 (3)	3,479,299

Ms. Whiteley	47,699 (2)	28,479 (4)	2,339,553

Mr. Daswani(5)	—	4,198 (6)	187,861

Mr. Murphy(5)	—	4,962 (7)	222,050

(1)	Ms. Friar resigned from her position as Chief Financial Officer, effective as of November 16, 2018.

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(2)

One-twelfth of 10% of the shares subject to the option vest in equal monthly installments over one year from April 1, 2018, and one-thirty-sixth of 90% of the shares subject to the option vest in equal monthly installments over three years from April 1, 2019, subject to continued service with us.

(3)

2.5% of RSAs vest in four equal quarterly installments over one year from April 1, 2018, and 7.5% RSUs vest in 12 quarterly installments over three years from April 1, 2019, subject to continued service with us.

(4)

With respect to 16,695 of the total RSAs, 2.5% of RSAs vest in four equal quarterly installments over one year from April 1, 2018, and 7.5% RSUs vest in 12 quarterly installments over three years from April 1, 2019, subject to continued service with us. And, with respect to 11,784 of the total RSAs, one-sixteenth of RSAs vest in 16 equal quarterly installments over four years from October 1, 2018, subject to continued service with us.

(5)

Messrs. Daswani and Murphy did not receive any additional equity awards in conjunction with their service as interim co-CFOs. Equity awards to Messrs. Daswani and Murphy were granted equity awards in April 2018, prior to their becoming named executive officers, as part of the company-wide compensation review program. Their grants were recommended by their direct manager, reviewed by the then-current People Lead and approved by our compensation committee.

(6)

With respect to 1,336 of the total RSAs, one-sixteenth of RSAs vest in 16 equal quarterly installments over four years from April 1, 2018, subject to continued service with us. And, with respect to 2,862 of the total RSAs, 2.5% of RSAs vest in four equal quarterly installments over one year from April 1, 2018, and 7.5% RSUs vest in 12 quarterly installments over three years from April 1, 2019, subject to continued service with us.

(7)

With respect to 1,527 of the total RSAs, one-sixteenth of RSAs vest in 16 equal quarterly installments over four years from April 1, 2018, subject to continued service with us. And, with respect to 3,435 of the total RSAs, 2.5% of RSAs vest in four equal quarterly installments over one year from April 1, 2018, and 7.5% RSUs vest in 12 quarterly installments over three years from April 1, 2019, subject to continued service with us.

Mr. Dorsey did not receive any equity awards in 2018 at his request, and because our compensation committee believed that his existing equity ownership position sufficiently aligned his interests with those of our stockholders.

No Special Retirement, Health or Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We maintain a tax-qualified retirement plan (“401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan’s eligibility requirements, and participants are able to defer up to 75% of their eligible compensation subject to applicable annual tax limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching contributions and profit sharing contributions. Effective as of January 1, 2018, we made a matching contribution equal to 50% of participants’ contributions to the 401(k) Plan, up to a maximum amount of matching contribution of $3,000 per participant. Effective as of January 1, 2019, the maximum amount of the matching contribution was increased to $4,000. We have not made any profit sharing contributions to date.

Our health and welfare benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

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Limited Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our named executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our named executive officers more efficient and effective and for recruitment and retention purposes.

During 2018, we subsidized the cost of commuting expenses for Mses. Friar, Reses, and Whiteley, including by providing tax gross-up payments on the subsidies, to help facilitate their access to our company headquarters, which we believe helps contribute to employee morale and the overall success of our organization. Our named executive officers also receive reimbursement for certain on-site meals, which is a program generally available to our employees working at our corporate headquarters.

Employment Agreements with Named Executive Officers

Jack Dorsey

We have entered into a confirmatory employment letter with Jack Dorsey, our CEO. The confirmatory employment letter has no specific term and provides for at-will employment. Mr. Dorsey’s annual base salary as of December 31, 2018 was $2.75.

Sarah Friar

We had a confirmatory employment letter with Sarah Friar, our former Chief Financial Officer. The confirmatory employment letter had no specific term and provided for at-will employment. Ms. Friar resigned from her position as Chief Financial Officer, effective as of November 16, 2018, at which time her annual base salary was $400,000.

Alyssa Henry

We have entered into a confirmatory employment letter with Alyssa Henry, our Seller Lead. The confirmatory employment letter has no specific term and provides for at-will employment. Ms. Henry’s annual base salary as of December 31, 2018 was $400,000.

Jacqueline Reses

We have entered into an employment offer letter with Jacqueline D. Reses, our Square Capital Lead. The employment offer letter has no specific term and provides for at-will employment. Ms. Reses’ annual base salary as of December 31, 2018 was $400,000.

Sivan Whiteley

We have entered into an employment offer letter with Sivan Whiteley, our General Counsel and Corporate Secretary. The employment offer letter has no specific term and provides for at-will employment. Ms. Whiteley’s annual base salary as of December 31, 2018 was $400,000.

Mohit Daswani

We have entered into an employment offer letter with Mohit Daswani, our former Interim Co-Chief Financial Officer and current Finance and Strategy Lead. The employment offer letter has no specific term and provides for at-will employment. Mr. Daswani’s annual base salary as of December 31, 2018 was $300,000.

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Timothy Murphy

We have entered into an employment offer letter with Timothy Murphy, our former Interim Co-Chief Financial Officer and current Treasury Lead. The employment offer letter has no specific term and provides for at-will employment. Mr. Murphy’s annual base salary as of December 31, 2018 was $295,000.

Post-Employment Compensation

Except with respect to our interim co-CFOs, we have entered into change of control and severance agreements with our named executive officers that provide for certain specified payments and benefits if a termination of employment occurs under specified circumstances, including following a change of control of our company. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change of control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms of these agreements were determined by our compensation committee, with input from our management team, following a review of analysis prepared by Compensia of relevant market data for other companies with whom we compete for executive talent. These agreements are reviewed annually by our compensation committee.

For a summary of the material terms of the change of control and severance agreements and an estimate of the payments and benefits that may be received by our named executive officers under these arrangements, see “—Potential Payments on Termination or Change of Control” below.

Other Compensation Information

Hedging and Pledging Prohibitions

We have an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging any of our securities as collateral for a loan and holding any of our securities in a margin account. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other executive officers to $1 million per executive officer per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, neither our compensation

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committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our annual meeting of stockholders to be held in 2019, although it could expire earlier in certain circumstances. In approving the amount and form of compensation for our executive officers in the future, we generally will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our compensation committee or its authorized subcommittee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Accounting for Stock-Based Compensation

Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to ensure ongoing alignment of the interests of our executive officers with the long-term interests of our stockholders. For information concerning these guidelines, see the section titled “Board of Directors and Corporate Governance—Stock Ownership Guidelines.”

Compensation “Clawback” Policy

The board of directors has adopted a policy that gives the board of directors (or any duly authorized committee of the board of directors) discretion to require that any of our company’s executive officers, including our interim co-CFOs while they served in that capacity and our other named executive officers, repay incentive-based compensation to our company if a majority of the

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independent members of the board of directors (or the committee to which it has delegated authority) determines that the executive officer’s gross negligence, intentional misconduct or fraud caused or partially caused our company to materially restate all or a portion of its financial statements on which such compensation was calculated. Such determination must be made within three years of the date of filing of the applicable financial statements. The compensation committee believes that the clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by executive officers. The SEC is expected to adopt regulations requiring national listing exchanges to enact listing standards governing policies providing for the recovery of incentive-based compensation, and the clawback policy will be timely revised and updated to comply with such listing standards.

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Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Square’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

Mary Meeker (Chair)

Roelof Botha

Paul Deighton

Naveen Rao

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Compensation Risk Assessment

Our management team and our compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation programs, policies and practices for all employees, including our named executive officers. We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our named executive officers) participate to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In this review, we considered numerous factors and design elements that enable us to monitor, manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including:

•	a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical performance measures with payments made quarterly in arrears;

•

our practice of awarding long-term incentive compensation in equity awards upon hire to our named executive officers to directly tie his or her expectation of compensation to his or her contributions to the long-term value of our company; and

•	our Insider Trading Policy.

Based on our review, we have concluded that any potential risks arising from our employee compensation programs, policies and practices, including our executive compensation program, are not reasonably likely to have a material adverse effect on Square.

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Summary Compensation Table for 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total Compensation ($)
Mr. Dorsey	2018	2.75	—	—	—	—	2.75
Chief Executive Officer	2017	2.75	—	—	—	—	2.75
	2016	1,503	—	—	—	—	1,503
Ms. Friar	2018	339,015	—	1,707,615	1,771,683	52,722	3,871,036
Former Chief Financial Officer	2017	325,000	—	4,563,693	1,227,352	49,044	6,165,089

	2016	250,000	—	1,555,199	2,004,347	71,651	3,881,197
Ms. Henry	2018	387,500	—	1,707,615	1,771,683	3,682	3,870,481
Seller Lead	2017	325,000	—	4,563,693	1,227,352	2,170	6,118,215
	2016	250,000	25,000(3)	3,110,398	—	—	3,385,398
Ms. Reses	2018	387,500	—	1,707,615	1,771,683	106,169	3,972,968
Square Capital Lead	2017	325,000	—	3,042,456	818,234	89,588	4,275,278
Ms. Whiteley	2018	381,250	—	1,564,439	775,114	75,792	2,796,591
General Counsel and Corporate Secretary
Mr. Daswani	2018	295,000	—	187,861	—	4,080	486,940
Former Interim Co-Chief Financial Officer and Current Finance and Strategy Lead
Mr. Murphy	2018	288,750	—	222,050	—	3,660	514,460
Former Interim Co-Chief Financial Officer and Current Treasury Lead

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of RSUs, RSAs and option awards calculated in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining the grant date fair value of the RSUs, RSAs and option awards reported in this column are

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described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
(2)

Amounts disclosed in this column include the aggregate incremental costs of perquisites and other personal benefits, including, among other things, (i) transportation costs for Ms. Friar of $49,062 in 2018 in connection with Ms. Friar commuting to our principal executive offices in San Francisco, which includes a tax gross-up amount of $21,065, (ii) transportation costs for Ms. Reses of $101,969 in 2018 in connection with Ms. Reses commuting to our principal executive offices in San Francisco, which includes a tax gross-up amount of $46,855, (iii) transportation costs for Ms. Whiteley of $71,286 in 2018 in connection with Ms. Whiteley commuting to our principal executive offices in San Francisco, which includes a tax gross-up amount of $32,756 and (iv) expense reimbursements for meals, parking costs, gym membership and 401(k) plan matching contributions.

(3)	The amount disclosed represents a discretionary bonus paid in connection with Ms. Henry joining us in May 2014 per Ms. Henry’s offer letter dated March 24, 2014.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of awards made to our named executive officers during 2018. We did not grant any plan-based cash awards during 2018.

Name	Grant Date	Number of Securities Underlying Restricted Stock Awards and Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)

Mr. Dorsey	—	—	—	—	—

Ms. Friar	4/25/2018	38,159	109,026	44.75	3,479,299

Ms. Henry	4/25/2018	38,159	109,026	44.75	3,479,299

Ms. Reses	4/25/2018	38,159	109,026	44.75	3,479,299

Ms. Whiteley	4/25/2018	16,695	47,699	44.75	1,522,215

Mr. Daswani	4/25/2018	4,198	—	—	187,861

Mr. Murphy	4/25/2018	4,962	—	—	222,050

(1)

The amounts included in this column represent the aggregate grant date fair value of RSUs, RSAs and option awards calculated in accordance with ASC 718. The valuation assumptions used in determining the grant date fair value of the RSUs, RSAs and options reported in this column are described in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

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Outstanding Equity Awards at 2018 Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2018. See “—Potential Payments on Termination or Change of Control” below for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Option Awards					Stock Awards

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Mr. Dorsey	—	—	—	—	—	—	—
Ms. Friar(4)	7/25/2012 (5)	319,246 (4)	—	2.728	2/16/2019	—	—
	5/31/2013 (5)	36,250 (4)	—	2.904	2/16/2019	—	—
	8/27/2013 (5)	494,067 (4)	—	3.334	2/16/2019	—	—
	2/27/2014 (6)	252,075 (4)	—	7.254	2/16/2019	—	—
	2/24/2015 (6)	271,666 (4)	—	10.06	2/16/2019	—	—
Ms. Henry	5/14/2014 (5)	1,800,000	—	7.254	5/14/2024	—	—
	4/25/2016 (7)	—	—	—	—	85,828	4,814,093
	4/19/2017 (8)	85,701	119,982	17.20	4/18/2027	—	—
	4/19/2017 (9)	—	—	—	—	165,832	9,301,517
	4/25/2018 (10)	7,268	101,758	44.75	4/24/2028	—	—
	4/25/2018 (11)	—	—	—	—	36,252	2,033,375
Ms. Reses	10/21/2015 (12)	—	—	—	—	100,000	5,609,000
	11/18/2015 (13)	1,187,500	312,500	9.00	11/17/2025	—	—
	4/25/2016 (8)	666,666	333,334	13.59	4/24/2026	—	—
	4/25/2016 (7)	—	—	—	—	39,613	2,221,893
	4/25/2016 (7)	—	—	—	—	27,000	1,514,430
	4/19/2017 (8)	57,134	79,988	17.20	4/18/2027	—	—
	4/19/2017 (9)	—	—	—	—	110,555	6,201,030
	4/25/2018 (10)	7,268	101,758	44.75	4/24/2028	—	—
	4/25/2018 (11)	—	—	—	—	36,252	2,033,375
Ms. Whiteley	2/27/2014 (5)	4,167	—	7.254	2/27/2024	—	—
	6/17/2015 (13)	13,125 (14)	—	13.94	6/16/2025	—	—
	1/13/2016 (15)	—	—	—	—	8,757	491,180
	4/25/2016 (16)	—	—	—	—	4,226	237,036
	1/30/2017 (17)	—	—	—	—	22,500	1,262,025
	4/19/2017 (9)	—	—	—	—	41,459	2,325,435
	4/25/2018 (10)	3,179	44,520	44.75	4/24/2028	—	—
	4/25/2018 (11)	—	—	—	—	15,861	889,643
	7/24/2018 (18)	—	—	—	—	11,784	660,965
Mr. Daswani	7/18/2017 (19)	—	—	—	—	75,000	4,206,750
	4/25/2018 (20)	—	—	—	—	1,169	65,569
	4/25/2018 (21)	—	—	—	—	2,719	152,509
Mr. Murphy	6/17/2015 (13)	110,000 (22)	—	13.94	6/16/2025	—	—
	4/25/2016 (23)	—	—	—	—	4,226	237,036
	7/26/2016 (24)	—	—	—	—	6,794	381,075
	4/19/2017 (9)	—	—	—	—	25,797	1,446,954
	4/25/2018 (25)	—	—	—	—	1,337	74,992
	4/25/2018 (21)	—	—	—	—	3,264	183,078

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(1)	Each of the outstanding equity awards was granted pursuant to our 2009 Stock Plan (the “2009 Plan”) or 2015 Plan.
(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)

This column represents the fair market value of the shares of our Class A common stock underlying the RSUs and RSAs as of December 31, 2018, based on the closing price of our Class A common stock, as reported on the New York Stock Exchange, of $56.09 per share.

(4)

Ms. Friar resigned from the Company effective as of November 16, 2018. Ms. Friar’s unvested RSUs, RSAs and options were cancelled on her termination date. Ms. Friar had until February 16, 2019 to exercise any of her vested options before they expired on such date, and she exercised all her vested stock options prior to their expiration.

(5)	One-fourth of the shares subject to the option vested on the first anniversary of the option’s vesting commencement date and one forty-eighth of the shares vested monthly thereafter.
(6)	One-fifth of the shares subject to the option vested on the first anniversary of the option’s vesting commencement date and one-sixtieth of the shares vested monthly thereafter.
(7)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 25, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(8)	One forty-eighth of the shares subject to the option vest monthly from the date of the vesting commencement date, subject to continued service with us.
(9)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 1, 2017, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(10)

One-twelfth of 10% of the options vest monthly beginning on May 1, 2018 for 12 months, and the remaining one-thirty-sixth of 90% of the shares vest monthly thereafter, subject to continued service with us.

(11)

Each share is represented by a RSA representing a contingent right to receive one share of our Class A common stock at the time of grant. RSA shares are subject to forfeiture until shares vest. Subject to continued service with us, one-fourth of 10% of the RSAs vested on July 1, 2018 and every three months thereafter until April 1, 2019, and one-twelfth of the remaining 90% of the shares vest in equal increments every three months thereafter beginning July 1, 2019.

(12)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-fourth of the RSUs vested on November 1, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(13)

One-fourth of the shares subject to the option vested on the first anniversary of the option’s vesting commencement date and one-forty-eighth of the shares vested monthly thereafter, subject to continued service with us.

(14)

The shares underlying the option are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Of the shares underlying this option, 1,875 of the shares were vested as of December 31, 2018.

(15)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-fourth of the RSUs vested on December 16, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

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(16)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on August 1, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(17)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on April 1, 2017, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(18)

Each share is represented by a RSA representing a contingent right to receive one share of our Class A common stock at the time of grant. RSA shares are subject to forfeiture until shares vest. One-sixteenth of the RSAs vested on January 1, 2019, and one-sixteenth of the remaining RSAs vest every three months thereafter, subject to continued service with us.

(19)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-fourth of the RSUs vested on June 16, 2018, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(20)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 1, 2018, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(21)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. Subject to continued service with us, one-fourth of 10% of the RSUs vested on July 1, 2018 and every three months thereafter until April 1, 2019, and one-twelfth of the remaining 90% of the shares vest in equal increments every three months thereafter beginning July 1, 2019.

(22)

The shares underlying the option are subject to an early exercise provision and are immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Of the shares underlying this option, 96,250 of the shares were vested as of December 31, 2018.

(23)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on August 1, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(24)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on September 1, 2016, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

(25)

Each share is represented by a RSU representing a contingent right to receive one share of our Class A common stock upon settlement. One-sixteenth of the RSUs vested on July 1, 2018, and one-sixteenth of the remaining RSUs vest every three months thereafter, subject to continued service with us.

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Option Exercises and Stock Vested in 2018

The following table sets forth the number of shares of common stock acquired during 2018 by our named executive officers upon the exercise of stock options or upon the vesting of RSUs or RSAs, as well as the value realized upon such equity award transactions.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting of RSUs and RSAs (#)(2)	Value Realized on Vesting of RSUs and RSAs ($)(3)

Mr. Dorsey	—	—	—	—

Ms. Friar	1,082,343	54,631,297	95,889	5,788,657

Ms. Henry	200,000	13,187,645	124,498	7,475,787

Ms. Reses	—	—	189,577	11,284,454

Ms. Whiteley	20,625	989,821	38,156	2,375,984

Mr. Daswani	—	—	45,310	3,106,268

Mr. Murphy	—	—	18,024	1,120,072

(1)

Calculated by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of Class A common stock on the date of vest, or if such day is a holiday, on the immediately preceding trading day less the option exercise price paid for such shares of common stock, by (ii) the number of shares of common stock acquired upon exercise.

(2)

Reflects the aggregate number of shares of Class A common stock underlying RSUs and RSAs that vested in 2018. Of the amount shown for Messrs. Daswani and Murphy and Mses. Friar, Henry, Reses and Whiteley, 20,132, 6,741, 44,857, 59,014, 91,306 and 17,217 shares, respectively, of Class A common stock were withheld to cover tax withholding obligations upon vesting.

(3)

Calculated by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the New York Stock Exchange of a share of common stock on the date of vest, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting. Of the amount shown for Messrs. Daswani and Murphy and Mses. Friar, Henry, Reses and Whiteley, $1,389,704, $414,596, $2,782,628, $3,619,149, $5,502,076 and $1,114,287, respectively, represents the value of shares withheld to cover tax withholding obligations upon vesting.

Pension Benefits

Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

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Potential Payments on Termination or Change of Control

Except with respect to our interim co-CFOs, who don’t have change of control and severance agreements, under each named executive officer’s change of control and severance agreement, if such named executive officer remains employed by us or any of our subsidiaries through a “triggering event” (as defined in our 2009 Plan), the vesting of any of his or her options (or unvested shares acquired through the early exercise of options) that were outstanding when the change of control and severance agreement was entered into will be accelerated as if he or she had been employed for an additional 12 months following such triggering event. While all of our change of control and severance agreements contain this provision, if such triggering event took place on December 31, 2018, Ms. Whiteley would be the only named executive officer with options subject to the accelerated vesting terms described above. This is due to the fact that options held by other named executive officers that would qualify for acceleration were fully vested as of such date, whereas Ms. Whiteley still had unvested options as of such date. The value realized upon such acceleration would be $474,187.50, which was calculated by multiplying the number of unvested stock options subject to acceleration held by Ms. Whiteley by the difference between the exercise price of the option and the closing price of our Class A common stock on December 31, 2018, which was $56.09.

If our named executive officer’s employment is terminated by us without “cause” or due to his or her death or “disability” (as such terms are defined in his or her change of control and severance agreement), in either case, outside the Change of Control Period (as defined below), he or she will be eligible to receive these payments and benefits if he or she timely signs and does not revoke a release of claims:

•	a lump-sum payment (continuing payments in accordance with regular payroll procedures with respect to Ms. Reses) equal to 75% of annual base salary (as of immediately before his or her termination);

•

a lump-sum payment equal to a pro rata portion of the annual bonus that our named executive officer would have earned for the year of his or her termination if he or she had remained employed until eligible to receive the bonus;

•

a taxable lump-sum payment equal to nine months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage; and

•

if a termination occurs due to death or disability only, fully accelerated vesting and exercisability of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

If, within the three-month period before a change of control until the end of the 12-month period following such change of control (such period, the “Change of Control Period”), our named executive officer’s employment is terminated by us without cause or due to his or her death or disability or our named executive officer resigns for “good reason” (as defined in his or her change of control and severance agreement), our named executive officer will be entitled to these benefits if he or she timely signs and does not revoke a release of claims:

•	a lump-sum payment equal to 100% of his or her annual base salary as of immediately before his or her termination (or, if the termination is due to a resignation for good

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reason based on a material reduction in base salary, then as of immediately before such reduction), or, if such amount is greater, as of immediately before the change of control;

•	a lump-sum payment equal to 100% of his or her target annual bonus (for the year of his or her termination);

•

a taxable lump-sum payment equal to 12 months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.

In addition, if any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to our named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer. The change of control and severance agreements do not require us to provide any tax gross-up payments to our named executive officers.

Except with respect to our interim co-CFOs, who don’t have change of control and severance agreements, and Ms. Friar, who resigned from her position as Chief Financial Officer effective as of November 16, 2018 and did not receive any payment or benefit pursuant to her change of control and severance agreement, the following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination and a change of control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on the last business day of 2018.

Name	Termination Without Cause Outside Change of Control Period		Termination by Death or Disability	Termination Without Cause or Termination for Good Reason Within Change of Control Period
	Cash Compensation ($)(1)	Health Care Benefits ($)(2)	Acceleration of Equity Vesting ($)(3)(4)	Cash Compensation ($)(5)	Health Care Benefits ($)(6)	Acceleration of Equity Vesting ($)(4)(7)
Mr. Dorsey	2.06	5878.62	—	2.75	7,838.16	—
Ms. Henry	300,000	18,843.39	21,969,020	400,000	25,124.52	21,969,020
Ms. Reses	300,000	18,843.39	50,726,717	400,000	25,124.52	50,726,717
Ms. Whiteley	300,000	18,843.39	6,845,329	400,000	25,124.52	6,845,329

(1)

Cash compensation consists of a lump-sum payment (continuing payments in accordance with regular payroll procedures with respect to Ms. Reses) equal to 75% of annual base salary (as of immediately before his or her termination) and a lump-sum payment equal to a pro rata portion of the annual bonus that our named executive officer would have earned for the year of his or her termination if he or she had remained employed until eligible to receive the bonus at December 31, 2018.

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(2)

Health care benefits consist of a taxable lump-sum payment equal to nine months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage.

(3)

Acceleration of equity vesting occurs only in the event of a termination due to death or disability. Fully accelerated vesting and exercisability of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

(4)

For each named executive officer, the estimated benefit amount of unvested RSUs and RSAs was calculated by multiplying the number of unvested RSUs and RSAs by the closing price of our Class A common stock on December 31, 2018, which was $56.09. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable named executive officer by the difference between the exercise price of the option and the closing price of our Class A common stock on December 31, 2018, which was $56.09.

(5)

Cash compensation consists of a lump-sum payment equal to 100% of each named executive officer’s annual base salary as of immediately before his or her termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction), or, if such amount is greater, as of immediately before the change of control, and a lump-sum payment equal to 100% of his or her target bonus for the year ended December 31, 2018.

(6)

Health care benefits consist of a taxable lump-sum payment equal to 12 months of the monthly COBRA premium required to continue health insurance coverage for our named executive officer and his or her eligible dependents regardless of whether our named executive officer elects COBRA coverage.

(7)	For each named executive officer, we assume 100% accelerated vesting of all outstanding equity awards.
(8)

Vesting of a named executive officer’s options (or unvested shares acquired through the early exercise of options) that were outstanding when his or her change of control and severance agreement was entered into would be accelerated as if he or she had been employed for an additional 12 months following a “triggering event” (as defined in our 2009 Plan).

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	Class A(2)	22,406,800	$16.44	75,649,604	(4)
	Class B(3)	28,421,145	$8.33	0
Equity compensation plans not approved by stockholders	—	—	—	—
Total	Class A and Class B	50,827,945	$9.52	75,649,604

(1)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs and RSAs, which have no exercise price, or any rights granted under our 2015 Employee Stock Purchase Plan, as amended and restated (the “ESPP”).

(2)

Includes the following plans: our 2015 Plan and our ESPP. Our 2015 Plan provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 40,000,000 shares, (ii) 5% of the outstanding shares of all classes of our capital stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 8,400,000 shares, (ii) 1% of the outstanding shares of all classes of our capital stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2019, the number of shares of Class A common stock available for issuance under our 2015 Plan and our ESPP increased by 20,852,400 shares and 4,170,480 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(3)	Includes the following plan: our 2009 Plan.
(4)

Consists of 10,797,606 shares of Class A common stock available under our ESPP, including shares subject to outstanding rights that were under offering periods in progress as of December 31, 2018, and 64,851,998 shares of Class A common stock available under our 2015 Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 334,650,231 shares of our Class A common stock and 86,973,715 shares of our Class B common stock outstanding as of March 31, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2019 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2019 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
Entities affiliated with Sequoia Capital(1)	1,343,726	*	7,864,155	9.04%	6.64%
Khosla Ventures III, LP(2)	4,124,385	1.23%	6,157,780	7.08%	5.46%
The Vanguard Group(3)	23,326,843	6.97%	—	*	1.94%
Named Executive Officers and Directors:
Jack Dorsey(4)	—	*	59,469,117	68.38%	49.38%
Sarah Friar	432,375	*	—	*	*

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	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
Alyssa Henry(5)	346,759	*	1,800,000	2.03%	1.50%
Jacqueline Reses(6)	2,367,026	*	25,000	*	*
Sivan Whiteley(7)	57,724	*	17,292	*	*
Mohit Daswani(8)	17,047	*	—	*	*
Timothy Murphy(9)	14,338	*	110,000	*	*
Roelof Botha(1)(10)	1,704,799	*	7,864,155	9.04%	6.67%
Paul Deighton	40,277	*	—	*	*
Randall Garutti	8,693	*	—	*	*
James McKelvey(11)	68,796	*	15,629,347	17.97%	12.98%
Mary Meeker(12)	1,620,946	*	—	*	*
Anna Patterson(13)	4,735	*	—	*	*
Naveen Rao	6,535	*	—	*	*
Ruth Simmons(14)	45,256	*	38,000	*	*
Lawrence Summers(15)	38,033	*	201,019	*	*
David Viniar(16)	57,691	*	353,200	*	*
All current executive officers and directors as a group (15 persons)(17)	6,488,991	1.93%	85,397,130	95.76%	70.02%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
+

Options to purchase shares of our Class B common stock included in this table may be early exercisable. To the extent such shares have not yet vested as of a given date, such shares will remain subject to repurchase by us at the original purchase price. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.

(1)

Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 14, 2019, and a Form 4 filed with the SEC on March 4, 2019, the shares consist of (i) 449,988 shares of Class A common stock held of record by Sequoia Capital U.S. Venture 2010-Seed Fund, L.P., (ii) 6,949,555 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Fund, L.P., (iii) 154,135 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Partners Fund, L.P., (iv) 760,465 shares of Class B common stock held of record by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. (the funds (i)-(iv) collectively, the “SC 2010 Funds”), (v) 858,081 shares of Class A common stock held of record by Sequoia Capital U.S. Growth Fund IV, LP and (vi) 35,657 shares of Class A common stock held of record by Sequoia Capital USGF Principals Fund IV,

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LP (the funds (v)-(vi) collectively, the “SC USGF Funds”). SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P. (which is the general partner of each of the SC 2010 Funds), and is also the general partner of SCGF IV Management, L.P. (which is the general partner of each of the SC USGF Funds). Roelof Botha, one of our directors, is a director of SC US (TTGP), Ltd. Mr. Botha disclaims beneficial ownership of the securities held by the SC 2010 Funds and the SC USGF Funds. The address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(2)

The shares consist of 4,124,385 shares of Class A common stock held by VK Services, LLC (“VK Services”) and 6,157,780 shares of Class B common stock held by Khosla Ventures III, LP (“KV III”). The general partner of KV III is Khosla Ventures Associates III, LLC (“KVA III”). VK Services is the manager of KVA III. Vinod Khosla is the managing member of VK Services. Each of KVA III, VK Services and Vinod Khosla may be deemed to possess power to direct the voting and disposition of the shares owned by KV III, and each of KVA III, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such shares. The address of each of these entities is 2128 Sand Hill Road, Menlo Park, CA 94025.

(3)

Based solely on a Schedule 13G/A, reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 11, 2019, with sole dispositive power over 23,036,542 shares of Class A common stock, sole voting power over 231,525 shares of Class A common stock, shared dispositive power over 290,301 shares of Class A Common Stock and shared voting power over 67,874 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Consists of (i) 51,716,291 shares of Class B common stock held of record by the Jack Dorsey Revocable Trust u/a/d 12/8/10, for which Mr. Dorsey serves as trustee, and (ii) 7,752,826 shares of Class B common stock held of record by the Jack Dorsey Remainder Trust u/a/d 6/23/10, for which Mr. Dorsey serves as trustee.

(5)

Consists of (i) 195,118 shares of Class A common stock held of record by Ms. Henry, (ii) 1,800,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, of which all shares are vested as of such date, (iii) 120,753 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2019, of which 108,549 shares are vested as of such date, and (iv) 30,888 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(6)

Consists of (i) 175,242 shares of Class A common stock held of record by Ms. Reses, (ii) 2,169,627 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2019, of which 2,056,113 shares are vested as of such date, (iii) 25,000 shares of Class B common stock subject to RSUs that vest within 60 days of March 31, 2019 and (iv) 22,157 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(7)

Consists of (i) 44,412 shares of Class A common stock held of record by Ms. Whiteley, (ii) 17,292 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, of which all shares are vested as of such date, (iii) 5,961 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2019, of which 4,371 shares are vested as of such date, and (iv) 7,351 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(8)	Consists of (i) 16,891 shares of Class A common stock held of record by Mr. Daswani, and (ii) 156 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.
(9)

Consists of (i) 10,872 shares of Class A common stock held of record by Mr. Murphy, (ii) 110,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, of which all shares are vested as of such date, and (iii) 3,466 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

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(10)

Consists of (i) 45,777 shares of Class A common stock held of record by Mr. Botha, (ii) a total of 315,113 shares of Class A common stock held of record by Mr. Botha’s estate planning vehicles, Yongheng Partners LLC and BV 369 Trust, which entities hold 16,507 and 298,606 shares of Class A common stock, respectively, and (iii) 183 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(11)

Consists of (i) 68,663 shares of Class A common stock and 2,582,000 shares of Class B common stock held of record by Mr. McKelvey, (ii) 13,047,347 shares of Class B common stock held of record by the James McKelvey, Jr. Revocable Trust dated July 2, 2014, for which Mr. McKelvey serves as trustee, and (iii) 133 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(12)

Consists of (i) 306,331 shares of Class A common stock held of record by Ms. Meeker, (ii) 183 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019, (iii) 50,667 shares of Class A common stock held of record by KPCB DGF Associates, LLC, (iv) 10,072 shares of Class A common stock held in the name of KPCB sFund Associates, LLC, and (iv) 1,253,693 shares of Class A common stock held in the name of KPCB Holdings, Inc., as nominee, for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (together, the “DGF Funds”) and KPCB sFund, LLC (“sFund”). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker are managing members of KPCB DGF Associates, LLC, the managing member of the DGF Funds, and share voting and dispositive power over the shares held for the account of the DGF Funds. John Doerr, Ted Schlein, Brook Byers and Bing Gordon are managing members of KPCB sFund Associates, LLC, the managing member of sFund and, therefore, share voting and dispositive power over the shares held by sFund. The address of each of these entities is 2750 Sand Hill Road, Menlo Park, CA 94025.

(13)	Consists of (i) 4,569 shares of Class A common stock held of record by Ms. Patterson, and (ii) 166 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.
(14)

Consists of (i) 45,073 shares of Class A common stock held of record by Dr. Simmons, (ii) 38,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, all of which are vested as of such date, and (iii) 183 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(15)

Consists of (i) 10,651 shares of Class A common stock and 37,163 shares of Class B common stock held of record by Dr. Summers, and (ii) 27,382 shares of Class A common stock and 163,856 shares of Class B common stock held of record by the LHS 2017 Qualified Annuity Trust—Square, for which Dr. Summers serves as trustee.

(16)

Consists of (i) 57,483 shares of Class A common stock and 26,250 shares of Class B common stock held of record by Mr. Viniar, (ii) 326,950 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, all of which shares are vested as of such date, and (iii) 208 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

(17)

Consists of (i) 4,132,254 shares of Class A common stock and 83,189,888 shares of Class B common stock held of record by our current executive officers and directors, (ii) 2,296,341 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2019, of which 2,169,033 are vested as of such date, (iii) 2,182,242 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2019, of which 2,178,492 are vested as of such date, (iv) 25,000 shares of Class B common stock subject to RSUs that vest within 60 days of March 31, 2019 and (v) 60,396 shares of Class A common stock subject to RSUs that vest within 60 days of March 31, 2019.

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PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Dorsey, our CEO.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (determined as described below, and other than our CEO) was $155,200; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $2.75.

Based on this information, for 2018, the annual total compensation of our CEO was less than 0.0001 times that of the median of the annual total compensation for all employees. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.

We determined that, as of December 31, 2018, our employee population consisted of 3,349 individuals working at our parent company and consolidated subsidiaries (as reported in Item 1, Business, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “Annual Report”)), with approximately 3,205 of these individuals located in the U. S. and Canada (approximately 3,106 in the U.S. and 99 in Canada). This population consisted of our full-time employees. As noted below, it did not include independent contractors. We did not retain or engage any part-time employees, temporary workers or similar workers as of December 31, 2018.

2.

We have chosen to exclude the approximately 145 employees located outside of the U.S. and Canada (59 in Australia, 30 in Japan, 25 in the United Kingdom, 17 in Ireland, 12 in China and 2 in Sweden) from the determination of the “median employee,” given the small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information. In total, we excluded less than 5% of our non-U.S. workforce from the identification of the “median employee,” as permitted by SEC rules.

3.

To identify the “median employee” from our U.S. and Canada employee population, we combined the actual salary, bonus, commissions and other taxable benefits (other than related to equity awards and our ESPP) as reflected in our payroll records as reported to the Canada Revenue Agency on Form T4 and the Internal Revenue Service on Form W-2 for 2018 and the match paid to our U.S employees under our 401(k) Plan, along with the aggregate grant date fair value of equity awards granted to employees in 2018.

4.

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

5.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $155,200.

6.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total Compensation” column of our 2018 Summary Compensation Table included in this proxy statement.

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CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Twitter

Jack Dorsey, our President, Chief Executive Officer and the chairman of our board of directors, also serves as a director and Chief Executive Officer of Twitter, Inc. During the fiscal year ended December 31, 2018, we paid Twitter, Inc. and its subsidiaries approximately $382,000 in the aggregate for marketing and advertising services (the “Twitter Services”). Our audit and risk committee reviewed and approved the Twitter Services pursuant to our related person transactions policy.

Weebly

In April 2018, we entered into a definitive agreement to acquire Weebly, Inc. (“Weebly”) for total consideration of $265 million of cash and stock, subject to adjustments (the “Weebly Acquisition”). Weebly’s stockholders included certain entities affiliated with Sequoia Capital, which owned equity securities in Weebly representing a greater than 20% ownership interest. Mr. Botha, a member of our board of directors, was also a director of Weebly and is a director and stockholder of SC US (TTGP), Ltd., which is the ultimate general partner of the entities affiliated with Sequoia Capital that owned equity securities of Weebly and the entities affiliated with Sequoia Capital that owned equity securities of the Company. During the fiscal year ended December 31, 2018, as a result of the Weebly Acquisition, these entities affiliated with Sequoia Capital received approximately $92 million of cash and stock from the overall purchase price. Our audit and risk committee reviewed and approved the Weebly Acquisition pursuant to our related person transactions policy.

Shake Shack

We are party to an enterprise services agreement (the “Enterprise Agreement”) with Shake Shack Enterprises, LLC, a subsidiary of Shake Shack Inc. (“Shake Shack”), pursuant to which we provide certain payments products and services. Additionally, Caviar, our food-ordering platform, has partnered with Shake Shack for delivery services in a number of cities (the “Caviar Services,” and together with the “Enterprise Agreement,” the “Shake Shack Transactions”). Randy Garutti, a member of our board of directors, is also a director and Chief Executive Officer of Shake Shack. As a result, Mr. Garutti may be deemed to have an indirect material interest in the Shake Shack Transactions. During the fiscal year ended December 31, 2018, we received approximately $660,000 in revenue from services related to the Shake Shack Transactions. Our audit and risk committee reviewed and approved the Shake Shack Transactions pursuant to our related person transactions policy.

Other Transactions

We have entered into change of control and severance agreements with our current executive officers that, among other things, provide for certain severance and change of control

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benefits. See the section titled “Executive Compensation—Potential Payments on Termination or Change of Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since January 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit and risk committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit and risk committee provides that our audit and risk committee shall review and approve any related party transaction for which review or oversight is required by applicable law or that is required to be disclosed in our financial statements or SEC filings.

We have a formal written policy providing that our audit and risk committee must approve or ratify any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest. In approving or rejecting any such transaction, our audit and risk committee is to consider the relevant facts and circumstances available and deemed relevant to our audit and risk committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether such transaction would impair the independence of an outside director, whether such transaction would present an improper conflict of interest for any director or executive officer of our company and the extent of the related person’s interest in the transaction. Any member of the audit and risk committee who has an interest in a potential related party transaction under discussion will abstain from voting on the approval of such transaction. If a related party transaction will be ongoing, the audit and risk committee may establish guidelines for us to follow in our ongoing dealings with the related party.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting. The Annual Meeting will be held virtually on Tuesday, June 18, 2019, at 1:00 p.m. Pacific Time. The Annual Meeting will be a completely virtual meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2019, where you will be able to listen to the meeting live, submit questions and vote your shares online during the meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 26, 2019 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of four Class I directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Jack Dorsey, David Viniar, Paul Deighton and Anna Patterson as Class I directors; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our Class A common stock or Class B common stock as of the close of business on April 23, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 336,214,027 shares of our Class A common stock outstanding and 86,698,955 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

SQUARE 2019 Proxy Statement	57

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares of our common stock live by following the instructions provided on your Notice or the instructions that accompanied your proxy materials to attend the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee, whether as a result of a withhold vote or a broker non-vote (described below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee or the company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

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How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 17, 2019 (please have your Notice or proxy card in hand when you visit the website);

•

by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 17, 2019 (please follow the instructions on your proxy card or voting instruction form from your broker provided to you by email or over the Internet);

•	by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or

•

by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2019, where you may vote and submit questions during the meeting. Please have your Notice, proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Square, Inc., in writing, at Square, Inc., 1455 Market Street, Suite 600, San Francisco, California 94103; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.

What do I need to do to attend and participate in the Annual Meeting?

The Annual Meeting will again be a completely virtual meeting of stockholders, which we believe provides the opportunity for participation by a broader group of stockholders while

SQUARE 2019 Proxy Statement	59

reducing the environmental impact and the costs associated with in-person meetings. Stockholders of record and street name stockholders with a legal proxy from their broker, bank or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SQ2019, which will allow such stockholders to submit questions during the meeting and vote shares electronically at the meeting.

We designed the format of the virtual Annual Meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. The virtual format facilitates stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world. During the meeting, you will have the ability to submit questions real-time via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to our business operations will be answered.

To participate in the Annual Meeting, you will need the control number included on your Notice, proxy card or the instructions that accompanied your proxy materials to attend the annual meeting. The Annual Meeting webcast will begin promptly at 1:00 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians to assist you if you experience technical difficulties accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call 800-586-1548 (domestic) or 303-562-9288 (international).

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jack Dorsey, Amrita Ahuja and Sivan Whiteley have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting pursuant to our amended and restated bylaws, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2019 to all stockholders entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice (www.proxyvote.com). Stockholders may also request to receive proxy materials for this Annual

SQUARE 2019 Proxy Statement	60

Meeting or future meetings of stockholders in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors and employees are soliciting proxies for the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by such beneficial owners. In the absence of timely directions, your broker may not vote your shares on any matters to be voted upon at the Annual Meeting as none of the proposals to be voted upon are “routine” matters. We refer to the absence of a vote, including on a non-routine proposal, where the broker has not received instructions as a “broker non-vote.”

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you are a stockholder of record, upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to such stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder of record is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact Broadridge Financial Solutions, Inc. (“Broadridge”):

•	By Internet: www.proxyvote.com

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•	By telephone: 1-800-579-1639

•	By email: sendmaterial@proxyvote.com

Additionally, stockholders of record who share the same address and receive multiple copies of the Notice can request a single Notice by contacting Broadridge at the address, email address or telephone number above.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Square, Inc.

Attention: Corporate Secretary

1455 Market Street, Suite 600

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such annual meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2020 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 19, 2020; and

•	not later than the close of business on March 20, 2020.

In the event that we hold the 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2020 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2020 annual meeting of stockholders; or

SQUARE 2019 Proxy Statement	62

•

the 10th day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is first made if such first public announcement is less than 100 days prior to the date of the 2020 annual meeting of stockholders.

If a stockholder who has properly notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available on our website at https://squareup.com/about/investors and via the SEC’s website at https://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to the failure to timely file a Form 4 for Sivan Whiteley (filed with the SEC on July 13, 2018).

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we will make available to stockholders along with this proxy statement. This proxy statement and our annual report are posted on our website at https://squareup.com/about/investors and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Square, Inc., Attention: Investor Relations, 1455 Market Street, Suite 600, San Francisco, California 94103.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 26, 2019

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SQUARE, INC. 1455 MARKET STREET, SUITE 600 SAN FRANCISCO, CA 94103

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SQ2019

The meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively via live webcast. You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78551-P20433                    KEEP THIS PORTION FOR YOUR RECORDS

–– — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SQUARE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following Class I nominees:
1.	Election of Directors	☐	☐	☐

Nominees:

01) Jack Dorsey
02) David Viniar
03) Paul Deighton
04) Anna Patterson

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.					☐	☐	☐

NOTE: The proxy holders will vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E78552-P20433

SQUARE, INC.

Annual Meeting of Stockholders

June 18, 2019 1:00 PM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Jack Dorsey, Amrita Ahuja and Sivan Whiteley, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SQUARE, INC. that the stockholder(s) is/are entitled to vote at the annual meeting of stockholders to be held at 1:00 PM PDT on June 18, 2019, at www.virtualshareholdermeeting.com/SQ2019, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side